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                                                                  EXHIBIT 10.117

                       SPECIALIZED CLINICAL SERVICES, INC.
                   SPECIALIZED CLINICIAN(R) SYSTEM SOURCE CODE
                          LICENSE AND SUPPORT AGREEMENT

         This Agreement is entered into as of the date set forth below between SPECIALIZED CLINICAL SERVICES, INC., a California corporation, having a principal place of business at 15612 Alton Parkway, Suite 200, Irvine, California 92618 ("SCS"), and CORAM, INC. ("Licensee"), a Delaware corporation, having a principal place of business at 1675 Broadway, Suite 900, Denver, Colorado 80210.

                                R E C I T A L S:

         A. SCS has developed a family of software modules providing comprehensive software support for pharmaceutical services, which is more particularly described on Exhibit A, attached hereto (the "SOFTWARE").

         B. Licensee desires to acquire a license to obtain, use, modify, and enhance the Software for which rights to the source code and object code is granted.

         C. The license and rights granted hereunder shall include software maintenance provided by SCS pursuant to the terms of maintenance of SCS contained herein.

         D. Pursuant to a Software Development Agreement of even date herewith (the "Software Development Agreement"), the parties have agreed upon the terms and conditions governing the development of certain modifications and enhancements, if any, to the Software that are jointly funded by SCS and Licensee.

         E. The execution and delivery of this Agreement is a condition to obtaining a license to the Software from SCS.

         In consideration of the mutual terms, covenants and conditions set forth herein, the parties hereto agree as follows:

         1. DEFINITIONS. As used herein, the following terms shall have the meanings given below:

                  1.1 "Affiliates" shall mean corporations, business entities or contractual partners of Licensee which Control, are Controlled by, or are under common Control with Licensee, where "Control" means direct or indirect ownership of at least fifty percent (50%) of the outstanding economic and voting interests in such corporation, business entity or contractual partner, or such lesser ownership interest that SCS may agree to in writing for specific corporations, business entities or contractual partners.

                  1.2 "Authorized Users" shall mean employees of Licensee or its Affiliates, and contractors, subcontractors, independent providers and businesses with whom Licensee has a business, consulting or other relationship to use the Software to aid in the processing of Licensee's business as authorized in this Agreement at Licensee's, its Affiliates or its approved DBA locations specified on Exhibit C.

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                  1.3      "Coram Doing Business As Names" or "DBA" shall mean
the various names under which Licensee or its Affiliates does business and has rights of license for Software use as specified in Exhibit C attached hereto. Licensee shall have the right to change and/or expand approved Doing Business As Names upon written notice to SCS. Except as may otherwise specifically be permitted hereunder, approved Doing Business As Names shall not include any physical location which is not owned or leased by Licensee or its Affiliates.

                  1.4 "Intellectual Property Rights" or "IPR" shall mean, with respect to any technology, (i) all rights, title and interest in and to any patent, letters patent, industrial model, design patent, petty patent, patent of importation, utility model, certificate of invention and/or other indicia of inventorship and/or invention ownership, and any application for any of the foregoing, and including any such rights granted upon any reissue, division, continuation or continuation in part applications now or hereafter filed, related to any such application; (ii) all right, title and interest in and to all trade secret rights arising under the common law, state law, federal law or laws of any foreign country; (iii) all right, title, interest in and to all trademarks, trade names and service marks; (iv) all copyright rights and all other literary property and/or other rights of authorship; (v) all right, title and interest in and to all know how and show how, in each case, with respect to the subject technology.

                  1.5 "Licensee Modifications" shall mean all fixes, changes, additions enhancements and modifications made by Licensee to the Software as permitted herein and which do not constitute Joint Enhancements.

                  1.6 "Joint Enhancements" shall mean all fixes, changes, additions, enhancements or modifications that are made to or become part of the Software that are jointly funded by SCS and Licensee pursuant to the terms of the Software Development Agreement or any other agreement.

                  1.7 "SCS Enhancements" shall mean all fixes, changes, additions, enhancements or modifications made by SCS with the purpose of correcting, modifying, or enhancing the Software. SCS Enhancements shall not include new features or functions that may be offered as options or additions to the Software for additional license fees.

                  1.8 "Object Code" shall mean the code generated from the Source Code through the use of a compiler and/or interpretative and executable code, which jointly constitute in machine-readable form, the Software set forth in Exhibit A hereto under the heading "Object Code Licensed Software", whether contained in magnetic or other form of electronic storage medium or other tangible storage medium, including any derivative works, upgrades, updates, improvements or modifications thereof.

                  1.9 "Software" shall mean the most current version of the family of software modules providing comprehensive software support for pharmaceutical services, including certain third party software, as more particularly described in Exhibit B attached hereto, together with SCS Enhancements that may be provided to Licensee as provided in Section 7 below, together with "Joint Enhancements" that may be developed pursuant to the terms of the Software Development Agreement between the parties.

                  1.10 "Source Code" shall mean the code in human readable form for the Software, including, but not limited to, the files and other materials set forth in Exhibit A hereto under the heading "Source Code Licensed Software", which shall include all available and necessary information

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and documentation to enable a reasonably skilled computer programmer to understand, compile, build, maintain, update, and modify such Software, whether contained in either magnetic or other form of electronic storage medium or other tangible storage medium, including any derivative works, upgrades, updates, improvements or modifications thereof.

                  1.11 "Third Party Software" shall mean items included in the Software which are provided by third parties and sublicensed by SCS to Licensee, as specified in Exhibit B attached hereto.

                  1.12 "Deliverables" shall mean the items that SCS shall deliver to Licensee, including, without limitation, Source Code and Object Code for the Software, and the SCS Enhancements.

                  1.13 "Error" shall mean any failure of the Software to conform, in all material respects, to the Specifications.

                  1.14 "Services" shall mean the services provided by SCS to Licensee pursuant to Sections 7 and 8 of this Agreement.

                  1.15 "Specifications" shall mean the written functional specifications for the Software set forth in the specifications, user manuals, and other documentation delivered by SCS to Licensee, including without limitation the documents listed in or attached hereto as Exhibit G.

         2.       LICENSE GRANT.

                  2.1 Source Code License. SCS hereby grants to Licensee and its Affiliates, a non-exclusive, non-transferable (except as set forth in Section 13), worldwide license (without the right to sub-license) to use and copy the Source Code in accordance with the terms of this Agreement for internal purposes solely to develop Licensee Modifications in object code to support the business of Licensee. SCS and Licensee acknowledge and agree that such license shall be perpetual and irrevocable except upon termination of this Agreement in accordance with Section 11 below. The Source Code may not be used by Licensee for any other purpose. The Source Code shall not be delivered to Licensee until Licensee has accepted the Software as provided in Section 3.1(c) below.

                  2.2 Object Code License. SCS grants Licensee and its Affiliates a nonexclusive non-transferable (except as set forth in Section 13), worldwide license (without the right to sublicense except as provided in Section
2.3 below) to use and copy the Object Code in accordance with the terms of this Agreement, and any related IPR delivered by SCS in connection with the Software for internal purposes. SCS and Licensee acknowledge and agree that such license shall be perpetual and irrevocable except upon termination of this Agreement in accordance with Section 11 below.

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                  2.3      Remote and Third Party Access.

                           (a)      The Software shall be located on one or more
servers, which are physically located on premises owned or leased by Licensee or its Affiliates. However, the Object Code Software may be accessed remotely by Authorized Users by laptop or portable computers, or PDA's through a dial up, Internet or intranet connection provided by Licensee or its Affiliates. Licensee will use commercially reasonable best efforts to provide a secure environment to protect the Software from inappropriate access not authorized by this Agreement. The Software shall not be used for timesharing purposes or on a network other than an internal network under the control of Licensee or its Affiliates.

                           (b)      The license granted to Licensee and its
Affiliates as set forth in Section 2.2 above for the Object Code version of the Software shall include the right of Authorized Users to access and use the Software by remote access in accordance with the terms and provisions set forth in Section 2.3(a) above. As a condition to any such use by an Authorized User who is not an employee of Licensee or its Affiliates, such Authorized User shall be required to execute a separate Acknowledgment of License Restrictions in the form of Exhibit D attached hereto. Licensee shall use commercially reasonable efforts to assure that the terms and provisions of such Acknowledgment or License Restrictions are adhered to. In no event shall any such non-employee Authorized User have access to the Source Code, except as provided in Section 2.3(c) below.

                           (c)      The rights granted to Licensee as set forth
in this Agreement for use of the Source Code and Object Code version of the Software shall include the right of software contractors and consultants with whom the Licensee has a business arrangement to work with, assist, consult or function as an extension of the Licensee's Management Information Systems function to use and have access to the Software for the benefit of Licensee, including for the purpose of preparing, or assisting Licensee in preparing modifications and enhancements to the Source Code, subject to the restrictions set forth in this Agreement. As a condition to any such access to the Software by the contractors and consultants, they will be required to execute a separate Acknowledgment of License Restrictions in the form of Exhibit D attached hereto. Licensee shall be responsible for assuring access to the Source Code is restricted to a need to know basis and that the terms and provisions of such Acknowledgment of License Restrictions are adhered to. Licensee will be responsible for any breach of such Acknowledgment of License Restrictions.

                  2.4 No Other Rights. Except as set forth in Section 5.2 below, no other rights or licenses are granted to Licensee under this Agreement expressly, by implication, estoppel or otherwise. This Agreement does not constitute a sale of any interest in any of the Intellectual Property Right or other proprietary interest provided in the Software or any copy, derivative work, upgrade, update, improvement or modification thereof.

                  2.5      Acceptance Testing.

         Licensee, with the assistance of SCS, as may be required, has the right to conduct acceptance tests to review and test Software and Deliverables to determine if the Software conforms, in all material respects, to the Specifications. At the time of delivery SCS and Licensee will determine the target date for completion of the acceptance testing. Criteria to be considered when determining the target date are whether the software is for production, to be incorporated into a phase of the system currently being prepared for implementation, or a component of a future phase to be implemented. In the event Licensee, in its reasonable discretion and judgment, determines that the Software does not

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conform, in all material respects, to the Specifications, Licensee shall notify
SCS, specifying in reasonable detail the reasons for the failure to accept the Software and Deliverables. Following notification from Licensee of any such rejection, the parties acknowledge and agree that they shall engage in expedited discussions to resolve issues relative to the rejection. Following resolution, if modifications to the Deliverables are required, SCS shall put forth a commercially reasonable best faith effort to resolve the issues within the timeframe reasonably required by Coram and resubmit them for further review and inspection by Licensee. Licensee shall thereafter inspect and test the revised Software and Deliverables and Licensee shall notify SCS of Licensee's acceptance or rejection thereof in accordance with the foregoing. If, as a result of such Licensee's acceptance tests, it reasonably rejects the Software and Deliverables on two successive occasions, then Licensee may, at its option, provide additional time to SCS to correct the Software and Deliverables or treat such failure as a material breach of this Agreement by SCS.

         3.       Fees & Payment.

                  3.1      License Fees.

                           (a)      In consideration of the Licenses granted in
Section 2 above, Licensee agrees to pay SCS a license fee of $1,600,000 that shall be due and payable as follows:

                  $325,000, shall be paid by Licensee concurrently with the execution of this Agreement. Thereafter, the remaining balance of $1,275,000 shall be payable in twenty-three (23) equal monthly payments of $55,435 commencing thirty (30) days from the date of the execution of this Agreement.

                           (b)      In addition to the license fees payable
under Section 3.1(a) above, Licensee shall pay SCS the fees payable with respect to the use by Licensee of the Third Party Software source data files specified on Exhibit B attached hereto. Such fees shall be paid monthly, based upon the use by Licensee, if any, of the Third Party Software source data files during the prior month. SCS shall provide Licensee with such information as Licensee may reasonably request to verify the amount of the fees charged SCS by such Third Party Software vendors.

                           (c)      Two-thirds of the initial license fee paid
by Licensee ($216,667) paid by Licensee under this Agreement shall be fully refunded to Licensee if, within ninety (90) days after initial delivery and installation of the Software by Licensee, Licensee determines in its reasonable discretion that the performance of the Software or the Services is not acceptable pursuant to Section 2.5. In such event, SCS shall be entitled to retain one-third of the initial license fee ($108,333) and this Agreement shall terminate without any further duty, liability or obligation of either party to the other party hereunder.

                  3.2 Support Fees. SCS shall provide Licensee with support as provided in Section 7 below in consideration of payment of twenty-four (24) monthly support fees of $12,500, commencing nine (9) months from the date of the execution of this Agreement and ending thirty-three (33) months following the date of the execution of this Agreement. For the purposes of this Agreement, the period commencing upon the execution of this Agreement and ending thirty-three months following the execution of this Agreement, for which support is included, shall be defined as the "Thirty-Three Month Period". Following the expiration of the Thirty-Three Month Period for which support is included, Licensee may elect, in its sole discretion, to continue support as provided herein for the payment of a monthly support fee of $12,500. The monthly support fee shall be

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payable in advance on the first day of each month commencing upon the expiration of the Thirty-Three Month Period and continuing for such period as Licensee desires continued support. SCS may increase the monthly support fee upon at least sixty (60) days prior written notice to Licensee. Increases may not exceed ten percent (10%) during any twelve (12) month period. Any payment not received within thirty (30) days will be subject to 1.0% interest per month until paid.

                  3.3 General. All fees payable pursuant to this Agreement shall be paid in U.S. Dollars. Licensee shall be responsible for and shall pay any applicable sales, use, value-added, or other taxes, freight, customs, duties, or other fees or charges related to the licensing fees and support fees for the Software, other than taxes levied on the net income of SCS.

         4.       TITLE TO AND RIGHTS IN THE SOURCE CODE AND SOFTWARE.

                  Except as set forth in Section 5.2 below, all right, title and interest in and to the Source Code, the Software and all documentation related thereto, and the media on which the same are furnished to Licensee, and all copyrights, patents, trademarks, service marks or other Intellectual Property Rights relating thereto, are and shall remain solely with SCS. Licensee acknowledges that, except as set forth in Section 5.2 below, no such right, title or interest in or to the Source Code, the Software and related documentation is granted under this Agreement and that no such assertion shall be made by Licensee. Licensee is granted only a limited right of use of the Source Code, the Software and related documentation as set forth herein, which right of use is not coupled with an interest and is revocable in accordance with the terms of this Agreement.

         5.       TITLE TO AND RIGHTS IN IMPROVEMENTS OR ENHANCEMENTS TO THE
SOFTWARE.

                  5.1 SCS Enhancements or Joint Enhancements. All right, title and interest in and to any SCS Enhancements and Joint Enhancements made by SCS or Licensee to the Software or the Source Code, and all copyrights, patents, trademarks, service marks or other Intellectual Property Rights relating thereto are and shall remain exclusively with SCS; provided, however, that Licensee shall retain the non-exclusive license to use any and all such SCS Enhancements or Joint Enhancements. Use of the SCS Enhancements shall be subject to the same terms and conditions that govern Licensee's use of the Software and Source Code. Rights and title to and use of the Joint Enhancements or software developed pursuant to the terms of the Software Development Agreement shall be governed by the terms of the Software Development Agreement.

                  5.2 Licensee Modifications. In the event that Licensee shall develop any Licensee Modifications of the Software or Source Code that do not constitute a Joint Enhancement, Licensee shall retain all right, title and interest in and to such software, and all copyrights, patents, trademarks, service marks or other intellectual property or proprietary rights relating thereto. Licensee, in its sole discretion, may grant to SCS a license to use, modify, sublicense and distribute any such Licensee Modifications on such terms and conditions, including appropriate royalty fees, if any, as the parties may mutually agree upon. In no event shall Licensee grant to any third party, other than an Authorized User, any license or right to use any such Licensee Modifications without first giving SCS the opportunity to obtain such a license on terms and conditions no less favorable than those proposed to be offered by Licensee to any such third party.

                  5.3 No Obligation to Support Licensee Modifications. Once every six months during the term of Agreement, SCS shall have the right to inspect and audit the Licensee

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\
Modifications to the Source Code or the Software. Such inspections and audits shall take place during Licensee's normal business hours and upon at least seven
(7) days prior written notice from SCS to Licensee, and shall not unreasonably interfere with Licensee's business. Licensee acknowledges that SCS shall have no obligation to support any Licensee Modification to the Source Code or the Software; provided, however, that Licensee shall continue to receive SCS Enhancements and shall continue to receive support pursuant to Section 7 for components of the Software not modified by Licensee. Licensee agrees to indemnify and hold SCS harmless from and against any liability, loss, cost or expense suffered or incurred by SCS as a result of third-party claims to the extent they are based upon any such Licensee Modification.

         6.       RESTRICTIONS.

                  Licensee will provide its own hardware and maintenance for hardware on which the Software will be used. Licensee shall be solely responsible for maintaining all of Licensee's data files. Licensee further agrees to be solely responsible for the use of the Software by Licensee, and to ensure proper use in accordance with the laws and regulations of all local, state and federal agencies in all jurisdictions in which Licensee conducts its business. SCS shall not be responsible for any clinical or technical application of the Software in the practice of pharmacy, nursing, or medicine. Licensee agrees to indemnify SCS and hold it harmless from and against any liability, loss, cost, claim or expense, including reasonable attorneys' fees, arising from third-party claims to the extent that such claims are based upon any action or inaction by or on behalf of Licensee, its employees, independent physicians or home care providers, and such claims do not arise from the failure of the Software to perform in accordance with the Specifications. Each party agrees to maintain general liability insurance in effect with minimum coverage amounts of $1 million per occurrence and $3 million in the aggregate per year, and each party shall, upon request by the other partyname the other partyas an additional insured on its general liability insurance policy. Such insurance shall not include coverage for errors or omissions with respect to the services and materials provided by SCS hereunder.

         7.       SUPPORT:

                  (a) Technical Support. SCS shall provide Licensee with ongoing Software maintenance and support services ("Technical Support") during the term of this Agreement for which Licensee elects to pay support fees pursuant to Section 3.2. The initial license and support includes support during the Thirty-Three Month Period (as defined in Section 3.2 above).. Continuation of support shall be conditioned upon payment of the support fees as provided in
Section 3.2 above. Such Technical Support shall include a license for all SCS Enhancements made by SCS during the term of support. SCS Enhancements shall not include new features or functions that may be offered as options or additions to the Software for additional license fees. In addition, during the term of Technical Support, SCS shall use its commercially reasonable best efforts to correct Errors in the Software. Upon reporting by Licensee of an Error, Licensee and SCS will collectively determine the severity level for such Error, and SCS will respond to Errors according to the following severity levels:

Severity Level               Description                            Response
--------------               -----------                            --------
   Level 1       An Error which prevents or             SCS will use all reasonable
                 substantially delays or impairs the    business efforts to respond to the
                 performance of an important            report of the Error within one (1)

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
                 business function, or which results    hour and to resolve the Error to
                 in destruction of data, the            bring the Software back to a working
                 suspension of operation of the         condition as soon as possible.
                 Software or a significant portion
                 thereof, a loss of substantial
                 functionality, or the production of
                 materially erroneous results.

   Level 2       An Error which prevents, delays, or    SCS will use all reasonable business
                 impairs performance of a business      efforts to respond to the report of
                 function, including without            the Error by the next business day to
                 limitation an inability to use the     resolve the Error within five (5)
                 Software, an inability to back up      business days.
                 data, a loss of significant
                 functionality, a significant
                 degradation of response time or
                 throughput, or the production of any
                 erroneous results.

   Level 3       An Error not sufficiently serious to   SCS will use reasonable efforts to
                 constitute a Level 1 or Level 2        resolve the Error in the next release
                 Error.                                 of the Software.

                  (b) Telephone Support. In addition, during the period for which SCS provides Technical Support, SCS will provide up to ninety (90) days of telephone support upon the initiation of the implementation project of each stage of the Software, as specified in Exhibit E, attached hereto, that is implemented as reasonably required by Licensee at no additional charge. SCS shall be available twenty-four (24) hours per day, each and every day (including weekends and holidays), by telephone, in order to respond to inquiries from Licensee, furnish information and render assistance to Licensee, and resolve all problems and issues arising in the operation of the Software. After the ninety
(90) day periods, SCS will respond to inquiries relating to Technical Support for an Error at no additional charge during the term of Technical Support; provided, however, that direct telephone inquiries of a technical, clinical or software nature which are determined not to be related to an Error shall be invoiced at the then current hourly consulting fee, or at such fees as the parties may agree for each hour of consulting support services rendered, as provided in Section 8 below. The obligations of SCS to provide telephone support shall terminate concurrently with the termination of Technical Support hereunder.

                  (c) Level of Skill. SCS shall perform its Services in a workmanlike and professional manner, and with a level of skill, diligence, care and expertise commensurate with that of a skilled consultant in the pharmaceutical software support field, with expertise in implementation of such software and training in such software.

         8.       TRAINING AND CONSULTING SUPPORT SERVICES:

                  SCS will provide Licensee with training for the modules included in the Software or other consulting for support at the currently hourly consulting fee outlined below. Licensee shall be solely responsible for travel, lodging and other expenses of its employees incurred in connection with the training. The initial training shall be equivalent to a three-week period whereby SCS, at no additional charge to Licensee, shall train the personnel of Licensee who shall be responsible for

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training Licensee's users. Licensee may defer all or a portion of such no additional charge training for subsequent training on SCS related Software and Deliverables, including, without limitation, the Joint Enhancements. The training, consulting and support services shall be paid by Licensee on an hourly or daily rate at its then current rates, or at such rates as the parties may agree. The current SCS consulting rates are $150 per hour, which may be increased by SCS only upon at least sixty (60) days' prior written notice to Licensee, not more than once per year, and not to exceed ten percent (10%) per year; plus incurred expenses pursuant to Exhibit F, to the extent that such expenses are incurred by SCS in the process of fulfilling its obligations to Licensee under this Agreement. If SCS travels to a Licensee site to perform training or other services, SCS acknowledges and agrees that it shall adhere to the Coram Healthcare Corporation travel policy, included in Exhibit F.

         9.       RESTRICTIONS ON COPYING AND USE.

                  (a) Licensee may make such number of copies of the Object Code Software and the related documentation as is reasonably necessary for Licensee to exercise its license and rights to use the Software as provided herein. Licensee must include the copyright and/or proprietary notice of SCS on each copy of the Software, or documentation made by Licensee. Except as permitted by Section 13, in no event shall Licensee sublicense, sell, transfer or assign the Software, or IPR, or any portion thereof, it being understood that this license is an end-user internal use license only. Any attempt at the sublicense, sale, transfer or assignment of the Software, or IPR in violation of this Agreement shall be null and void. Upon any termination of this Agreement, Licensee agrees to return to SCS all disks or other media containing the Software, and all updates thereto, together with all other documentation and written information provided by SCS hereunder. In addition, following any termination of this Agreement, Licensee agrees that it shall not use any confidential information set forth in the Software, or any updates thereto, or any other proprietary or confidential information of SCS, in violation of the provisions of Section 10 below.

                  (b) Licensee is prohibited from distributing, transferring possession of, or otherwise making available the Source Code or related documentation to any person other than employees, contractors or consultants of Licensee who have a need of access to the Source Code for the purpose of preparing, or assisting Licensee in preparing, modifications and enhancements to the Source Code as provided herein under the terms and conditions of this Agreement and who have executed a written Acknowledgment of License Restrictions in the form of Exhibit D attached hereto. Except as permitted in Section 9(c) below, Licensee is prohibited from installing the Source Code for use on any workstation or computer not within the property owned or leased by Licensee or its Affiliates. Licensee shall advise all such authorized employees, contractors or consultants that they are prohibited from reproducing, distributing, transferring possession of or otherwise making available copies of the Source Code or related documentation and from using or installing the Source Code or on any computer at any other location.

                  (c) Licensee may make such number of copies of the Source Code as is reasonably necessary to support the development and implementation of the Software and the training of Licensee's authorized employees, contractors or consultants who have a need to have access to the Source Code. Following the initial development, implementation and training activities of Licensee, Licensee may have up to a total of five (5) copies of the Source Code, and related documentation; provided, however, that all copies of the Source Code and related documentation shall be maintained at a secure location on the premises of Licensee or its Affiliates, or such other location as SCS may specifically approve in writing, which approval shall not be unreasonably withheld. Licensee will maintain at least one copy of the Source Code containing only code provided

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

by SCS. All authorized copies of the Source Code, the Software and related documentation shall contain all copyright notices or proprietary legends specified by SCS.

                  (d) Licensee shall have the right to create and maintain one (1) additional copy of the Source Code and Software at a third-party disaster recovery center, and to use the Source Code and Software on machines located at such center for testing purposes and for productive purposes in the event that Licensee is unable to use the Source Code or Software on the machines on which it regularly uses the Source Code or Software.

         10.      CONFIDENTIALITY.

                  (a) Licensee hereby acknowledges that the Source Code, the Software, and related documentation contain, and all SCS Enhancements thereof will contain, confidential and trade secret material. Licensee agrees to maintain the confidentiality of the Source Code, the Software, and related documentation and to protect as a trade secret the Source Code, the Software, and related documentation by preventing any unauthorized copying, use, distribution, installation or transfer of possession of the Source Code, the Software, or related documentation. The confidentiality obligations of Licensee shall not apply to any information which: (i) becomes part of the public domain through no action of Licensee; (ii) is acquired by Licensee from a third party without any breach of this Agreement by Licensee and otherwise not in violation of SCS's rights; (iii) was already known by Licensee, without restriction, prior to the disclosure thereof to Licensee by SCS, as demonstrated by files in existence at the time of disclosure; or (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Licensee shall use all reasonable efforts to provide prompt, written, and sufficient advance notice thereof to SCS to enable SCS to seek a protective order or otherwise prevent or restrict such disclosure.

                  (b) SCS hereby acknowledges that during the term of this Agreement, SCS may have access to Licensee's trade secrets, know-how and other proprietary or confidential information that is not generally available to the public, and that such Licensee confidential information has special and unique value to Licensee. SCS specifically acknowledges that all data relating to patient information, personnel or employee benefits furnished by or collected from Licensee or from the operation of the Software under this Agreement, shall be owned exclusively by Licensee and constitute confidential information of Licensee. SCS agrees that it shall not, in any manner, use, disclose or divulge such confidential information of Licensee to any person or entity, or for the benefit of any person or entity, without the prior written consent of Licensee. The confidentiality obligations of SCS shall not apply to any information which:
(i) becomes part of the public domain through no action of SCS; (ii) is acquired by SCS from a third party without any breach of this Agreement by SCS and otherwise not in violation of Licensee's rights; (iii) was already known by SCS, without restriction, prior to the disclosure thereof to SCS by Licensee, as demonstrated by files in existence at the time of disclosure; or (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that SCS shall use all reasonable efforts to provide prompt, written, and sufficient advance notice thereof to Licensee to enable Licensee to seek a protective order or otherwise prevent or restrict such disclosure.

                  (c) Each party agrees that, except as set forth in this Agreement, it shall not use, and it shall keep strictly confidential and hold in trust all confidential information of the other and take all reasonable precautions to protect the confidential information of the other, including to maintain at least the same procedures regarding the other's confidential information that such party maintains with respect to its own confidential information, but in no event less than a reasonable degree of care. Without limiting the generality of the foregoing, neither party shall permit any personnel to remove any proprietary or other legend or restrictive notice contained or included in any material provided by the other, and neither party shall permit its personnel to reproduce or copy any such material except as expressly authorized hereunder.

                  (d) Each party acknowledges that any use or disclosure of the other party's confidential information in a manner inconsistent with the provisions of this Agreement may cause irreparable damage to the other party, for which remedies other than injunctive relief may be inadequate, and each party agrees that the other party may request injunctive or other equitable relief seeking to restrain such use or disclosure.

                  (e)      HIPAA ASSURANCES.

                           (i)      SCS Assurances. Except as expressly
permitted under the terms of this Agreement, and subject to this Section 10(e), SCS is entitled to no personally identifiable or aggregate patient or other medical information defined as Protected Health Information ("PHI") in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). In any event, should SCS receive or otherwise be exposed to PHI in connection with its performance under this Agreement, SCS shall comply with federal and other applicable laws in effect from time to time relating to the confidentiality and security of PHI. Accordingly, the parties to this Agreement make the following assurances with respect to PHI disclosed or received pursuant to this Agreement:

                                    (A)      Not to use or further disclose the
                                             PHI other than as permitted or
                                             required by this Agreement;

                                    (B)      Not to use or further disclose the
                                             PHI in a manner that would
                                             otherwise violate the requirements
                                             of HIPAA if it had been done by
                                             Licensee;

                                    (C)      To use appropriate safeguards as
                                             necessary to prevent use or
                                             disclosure of the PHI other than as
                                             provided for by this Agreement;

                                    (D)      To report to Licensee any use or
                                             disclosure of PHI not provided for
                                             by this Agreement of which SCS
                                             becomes aware;

                                    (E)      To ensure that any subcontractors
                                             or agents to whom the party
                                             provides PHI received from Licensee
                                             pursuant to this Agreement agree to
                                             the same restrictions and
                                             conditions that apply to said party
                                             with respect to such information,
                                             including without limitation the
                                             restrictions and conditions of this
                                             Section 10(e);

                                    (F)      To make available PHI in accordance
                                             with the individual's rights, as
                                             required under the HIPAA
                                             regulations;

                                    (G)      To make its internal practices,
                                             books, and records that relate to
                                             the use and disclosure of PHI,
                                             received from Licensee pursuant to
                                             this Agreement, available to the
                                             Secretary of Health and Human
                                             Services for purposes of
                                             determining Licensee's compliance
                                             with HIPAA;

                                    (H)      At termination of this Agreement,
                                             to return or destroy all PHI
                                             received from Licensee pursuant to
                                             this Agreement that SCS still
                                             maintains in any form and retain no
                                             copies of such
                                             information, or if return or
                                             destruction is not feasible, SCS
                                             shall continue to extend
                                             protections of this Section to such
                                             information, and limit further use
                                             of such PHI to those purposes that
                                             make the return or destruction
                                             infeasible, for so long as SCS
                                             maintains such PHI; and

                                    (I)      To incorporate any amendments or
                                             corrections to PHI when notified.

                           (ii)     Termination Rights of Covered Person. If
Licensee falls within the definition of a Covered Entity under HIPAA, either party shall be entitled to terminate this Agreement immediately if such party determines that the other party has violated a material term of this Agreement, including the assurances of this Section 10(e), and fails to cure such violation within thirty (30) days of written notice thereof.

                           (iii)    Notice to Individuals. To the extent that
Licensee is required to provide notice to individuals, the parties may not use or disclose PHI of such individual in a manner inconsistent with such notices, except as provided for by HIPAA.

                           (iv)     De-Identified Data. Nothing in this Section
10(e) shall preclude the disclosure of de-identified information provided that the de-identification process conforms to the requirements of 45 C.F.R. Section 164.514(b) and such use or disclosure shall not result in the use or disclosure of PHI.

                           (v)      Mitigation Procedures. In the event that PHI
is disclosed by SCS in violation of this Agreement, SCS shall promptly take (a) corrective action to mitigate, to the maximum extent practicable, any deleterious effect from the use or disclosure of PHI; and (b) any action pertaining to such unauthorized disclosure required by applicable federal and state law.

                  (f) The terms and provisions of this Section 10 shall survive any termination of this Agreement for any reason.

         11.      TERM.

                  The licenses granted under this Agreement shall be effective commencing on the date hereof and shall continue until terminated as provided herein. Licensee may terminate this Agreement, with thirty (30) days' prior written notice, by returning all copies of the Source Code Software, and related documentation to SCS. This Agreement may be terminated by SCS at its option immediately upon thirty (30) days' prior written notice, if Licensee fails to comply with any material term or condition of this Agreement, including without limitation, the failure to make any payment when due as provided in Section 3.2 above, and Licensee does not correct such failure within such thirty (30) day period (the "Cure Period"), provided that such notice of termination shall specifically identify the alleged failure or failures. If, in the reasonable judgment of SCS, any such material breach of this Agreement by Licensee cannot be cured by Licensee during the Cure Period, despite Licensee's good faith and reasonable business efforts, SCS agrees to extend the Cure Period to such period of time as is reasonably necessary to allow Licensee to cure such material breach, not to exceed an aggregate of ninety (90) days following the date of the original notice. The parties acknowledge and agree that should Licensee elect not to obtain and pay for additional support services following the termination of the Thirty-Three Month Period, it shall not be considered a breach of this Agreement. Licensee agrees that upon such termination, Licensee shall promptly return to SCS all disks, files, and all other copies of the Source Code Software and documentation.

Upon termination, the obligations of the parties under Sections 9, 10, 12.6,
12.7 and 14 of this Agreement shall remain in force. No refund of the initial license fee, the Software Support Fee or any other fees will be made upon the termination of this Agreement by SCS for breach by Licensee.

         12.      LIMITATION OF WARRANTY AND DAMAGES.

                  12.1 No Third Party Software Warranty. With respect to Third Party Software, SCS represents and warrants only that it is an authorized value added reseller of the Third Party Software. SCS makes no other representation or warranty concerning the Third-Party Software, whether express or implied. SCS shall assign to Licensee all original manufacturers' or developers' warranties covering the Third Party Software upon installation of the Software. Upon the expiration of such warranties, it shall be the responsibility of Licensee to enter into a maintenance agreement directly with the manufacturer or developer or other third party maintenance organizations of Licensee's choice. SCS shall have no duty or obligation with respect to the maintenance of Third Party Software.

                  12.2 Software Warranty. SCS warrants that the Software will perform, in all material respects, in conformance with the Specifications. SCS warrants that the Software will process, report and display all dates, including dates occurring before and after the year 2000, using a four-digit year, and will handle all leap years correctly, including but not limited to the year 2000 leap year. SCS warrants that the Services provided to Licensee under Sections 7 and 8 shall be performed in a professional and workmanlike manner.

                  12.3 Warranty of Authority. SCS represents and warrants that it has the right, power and authority to grant the rights and licenses granted in this Agreement and fully perform its obligations hereunder, and that the making and performance of this Agreement by SCS does not and shall not constitute a material breach of any separate agreement, right or obligation existing between SCS and any third party.

                  12.4 Compliance with Law. The Software shall comply in all material respects with all applicable law, rules or regulations, including without limitation the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and regulations thereunder.

                  12.5 Software Integrity Warranty. SCS represents and warrants to Licensee that no copy of the Software provided to Licensee shall contain any Self-Help Code or any Unauthorized Code. "Self-Help Code" means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than a licensee of the program, but shall not include software routines in a computer program designed to permit a person acting by authority of a licensee to obtain access to such licensee's computer system(s) (e.g., remote access via modem) for purposes of maintenance or technical support. "Unauthorized Code" means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, or to disable, erase, or otherwise harm software, hardware, or data.

                  12.6 Intellectual Property Warranty. SCS represents and warrants that to the best of its knowledge the Software does not and will not infringe or violate any United States trademark, copyright, patent, trade secret or proprietary information rights of any third party. SCS agrees to indemnify, defend and hold harmless Licensee and its Affiliates, officers, directors, agents, and employees from all claims by third parties relating to or arising from the infringement by the Software of United States patents, copyrights, trademarks and trade secrets or other proprietary information rights of any third party located in the United States; provided, however, that Licensee gives SCS prompt written notice of any such claim, tenders the defense (including the right of settlement) of any such claim to SCS and provides SCS with all reasonable cooperation for the defense or settlement of the claim. The failure of Licensee to give SCS prompt written notice shall not limit the obligation of SCS, unless SCS shall be prejudiced by such failure. If SCS receives notice of an alleged infringement or if Licensee's use of the Software is prevented by permanent injunction, SCS may, in its sole option and expense, (i) procure for Licensee the right to continue the use of the Software, or (ii) provide Licensee with a version of the Software that substantially conforms with the specifications thereof that is not infringing, or (iii) refund to Licensee all payments made by Licensee to SCS for license fees less reasonable amortized portion of the license fee based on the time of use by Licensee (excluding support or other non-related fees) pursuant to this Agreement. In no event will SCS have any liability for any claim of infringement which is based upon the combination or use of the Software with hardware, software or data where the infringement would not be caused by use of the Software alone, modification of the Software by Licensee if such claim would have been avoided by use of the unmodified Software, or use of other than the most current release of the Software if such claim would have been avoided by the use of the most current release. The rights granted to Licensee under this Section 12.6 are Licensee's sole and exclusive remedy for any alleged breach of the warranty in this Section 12.6.

                  12.7 Limitations. EXCEPT AS SET FORTH ABOVE, SCS MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitation shall not apply to obligations of SCS under Section 12.6.

       13.        Assignment.

                  Licensee may not sublicense or assign any interest in this Agreement, including, without limitation, the license for the Software, or related documentation; provided, however, that: (i) Licensee may assign this Agreement to an Affiliate, to a successor in interest, or to a purchaser of all or substantially all of its assets; or (ii) Licensee may assign this Agreement to a third party, in each case only with the prior written consent of SCS (which shall not be unreasonably withheld) and payment of the then current license transfer fee, provided, however, that no license transfer fee shall be required for Licensee to assign this Agreement to an affiliate or if Licensee assigns this Agreement or any licenses granted under this Agreement to a successor in interest or a third party following the expiration of the Thirty-Three Month Period (as defined in Section 3.2 above). Notwithstanding the foregoing, no consent of SCS or payment of a license transfer fee shall be required for any assignment of this Agreement contemplated by a Chapter 11 Plan of Reorganization. Any attempt by Licensee to assign or transfer this Agreement in violation of this provision is void.

       14.        General.

                  This Agreement constitutes the entire agreement and understanding between the parties and may be amended only in writing, signed on paper by authorized representatives of both of the parties. This Agreement shall be governed and interpreted according to the laws of the State of California, U.S.A., without regard to conflicts of law provisions thereof. To the maximum extent permitted by applicable law, the provisions of the Uniform Computer Information Transactions Act ("UCITA"), as it may have been or hereafter may be in effect in any jurisdiction, shall not apply to this Agreement. This Agreement is governed by Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"), and that if SCS, as a debtor-in-possession or a trustee in bankruptcy in any case under the Bankruptcy code rejects this Agreement, Licensee may elect to retain its rights hereunder to the licenses granted by SCS as provided in
Section 365 (n) of the Bankruptcy Code. Any action, controversy or proceeding relating to this Agreement shall be brought in the appropriate state or federal court located in Orange County, California, U.S.A., and each party hereby irrevocably consents to the jurisdiction of such court. This Agreement shall be binding upon and shall inure to the benefit of the parties' respective permitted successors and assigns. If any legal action or proceeding is brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other reasonable costs incurred in that action or proceeding, in addition to any other to which relief it may be entitled. If any legal action or proceeding is brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect. The parties acknowledge and agree that in the performance of this Agreement, they shall comply with all applicable federal, state and local laws and regulations. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument.

]
         IN WITNESS THEREOF, the parties have executed this Agreement as of the dates set forth below.

LICENSEE:

By: /s/ Allen J. Marabito                       Dated: December 1, 2003
   ---------------------------------------
Printed Name: Allen J. Marabito
Title: Executive Vice President
Address: 1675 Broadway, Suite 900
         Denver, Colorado 80202

By: /s/ Arlin M. Adams
   ---------------------------------------
    Arlin M. Adams, Chapter 11 Trustee
    to the Bankruptcy Estates of Coram
    Healthcare Corporation and Coram, Inc.

SPECIALIZED CLINICAL SERVICES, INC.

By: /s/ Roger S. Klotz                          Dated: December 19, 2003
   ---------------------------------------
Printed Name: Roger S. Klotz, R.Ph.
Title: President & CEO

                                    EXHIBIT A

                           FAMILY OF SOFTWARE MODULES

1.  Admissions and Authorizations

2.  Pharmacy Module

3.  Pharmacokinetics (when available as web based application)

4.  Equiptrax

5. Contracts, Pricing, and Reimbursement (reimbursement schedule module in process of completion)

6.  Tickler Notifications

7.  System Administration (Application Security)

8.  Master Files and Tables

9. Standard Reports (includes labels, letter, reports, and Crystal Reports Run Time License)

10. Data Dictionary

11. Patient Electronic Medical Record

                                    EXHIBIT B

                        SOURCE DATA FILES PROVIDED BY SCS

                             RESPONSIBLE FOR PROCURING,
     SOURCE FILE NAME                LICENSING                       COMMENTS
     ----------------        --------------------------              --------
AHFS                         SCS                         SCS researching pricing.

First Data Bank (FDB) Blue   SCS                         Used in application for claims
Book                                                     pricing, SCS researching pricing.

Medical Economics Red Book   SCS                         Used in application for claims
by NDC                                                   pricing, SCS researching pricing.

Facts & Comparisons AWP      SCS                         Used in application for claims
                                                         pricing, SCS researching pricing.

Red Book AWP by J Code       SCS                         Contains AWP Statistics by Jcode,
                                                         NDC code). Used in application
                                                         for claims pricing, SCS
                                                         researching pricing.

ICD9                         SCS                         Codes supplied/updated by SCS via
                                                         application release process.
                                                         Obtained from AMA.

Baxa Interface               SCS                         Compounder Interface for Pharmacy
                                                         Module

Baxter Interface             SCS                         Compounder Interface for Pharmacy
                                                         Module

                                    EXHIBIT C

                       NAMES AND LOCATIONS OF COMPANIES OR

               AFFILIATES CLASSIFIED AS DOING BUSINESS WITH CORAM

Coram Healthcare Corporation Subsidiaries & Affiliates    Partnerships and Joint Ventures


Coram Alternate Site Services, Inc.                       ABC Infusion Therapy

Coram Healthcare Corporation of Alabama                   Coram Healthcare/Carolina Home Therapeutics

Coram Healthcare Corporation of Florida                   Kern Home Health Resources dba Coram Healthcare

Coram Healthcare Corporation of Greater D.C.              SSM Infusion Services, LLC

Coram Healthcare Corporation of Greater New York          Wilcor Health Services

Coram Healthcare Corporation of Indiana                   Wisconsin I.V. Affiliates, LLC

Coram Healthcare Corporation of Kentucky                  WIVA-Fox Valley, LLC

Coram Healthcare Corporation of Massachusetts
                                                          Tradenames
Coram Healthcare Corporation of Michigan

Coram Healthcare Corporation of Mississippi               Coram Healthcare

Coram Healthcare Corporation of Nevada                    Coram

Coram Healthcare Corporation of New York                  Coram Hemophilia Services

Coram Healthcare Corporation of North Texas               Coram Anti-infective Services

Coram Healthcare Corporation of Northern California       Coram Transplant Services

Coram Healthcare Corporation of Rhode Island              Coram Nutrition Services

Coram Healthcare Corporation of South Carolina            Coram Chronic Disorders

Coram Healthcare Corporation of Southern California

Coram Healthcare Corporation of Southern Florida

Coram Healthcare Corporation of Utah

Coram Healthcare of Wyoming, LLC

Coram Homecare of Minnesota, Inc.

Coram Independent Practice Association, Inc.

Coram Pharmacy Limited

Coram Prescription Services, Inc.

Coram Resource Network, Inc.

                                    EXHIBIT D

                     ACKNOWLEDGMENT OF LICENSE RESTRICTIONS

         This Acknowledgment of License Restrictions is executed by the undersigned as a condition to the undersigned's access to and use of the Software licensed to Coram, Inc. ("Coram") pursuant to the terms and provisions of that certain Specialized Clinical Services, Inc. Specialized Clinician(R) System Source Code License and Support Agreement for Home Care Services (the "License Agreement") between Specialized Clinical Services, Inc. ("SCS") and Coram with reference to the following:

                                 R E C I T A L S

         A. SCS and Coram have entered into a License Agreement whereby SCS has granted to Coram the right to use the Software described on Exhibit A attached thereto (the "Software").

         B. Coram desires that the undersigned have the right to have access to and use the Software in connection with the undersigned's business and business relationship with Coram by accessing the Software at Coram's or its Affiliates sites (as defined in the License Agreement) by use a laptop, portable computer PDA or through a dial-up, Internet or intranet connection provided by Coram or its Affiliates.

         C. SCS has agreed to the undersigned's use of the Software subject to the restrictions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned hereby agrees as follows:

         1. Use of Software. The undersigned shall have the right to have access to and to use the Software subject and conditioned upon compliance with all of the terms, provisions and restrictions set forth in the License Agreement. Upon any termination of the License Agreement, the undersigned's right to have access to and to use the Software shall terminate concurrently with the termination of the License Agreement.

         2. Title. Except as otherwise set forth in the License Agreement, title in and ownership of all rights in the Software and related documentation (as such terms are defined in the License Agreement), medication protocols and all other information or materials supplied by SCS, including all trademarks or service marks related thereto, and all copies thereof, shall remain at all times vested solely in SCS. In no event shall the undersigned take any action to register any trademark, copyright or patent relating to the Software, and related documentation.

         3. Restrictions on Copying and Use. The undersigned may access the Software at Coram's or its Affiliates site as set forth in paragraph 1 above but shall not otherwise make any copies of the Software for any purpose whatsoever. The undersigned shall further not otherwise copy the Software, and related documentation or any portion thereof without the prior written consent of SCS and Coram. The undersigned shall not translate, reverse engineer, decompile or disassemble the Software or make any derivative works from the Software or the related documentation. The reconstruction in whole or in part of the object code, source code or algorithms contained in the Software will automatically terminate the undersigned's right to have access to or to use the Software. In no event shall the undersigned sublicense, sell, transfer or assign the Software, related documentation or any portion thereof. Any attempt at the sublicense, sell, transfer or assignment of the Software, or related documentation shall be null and void.

         4. Confidentiality. The undersigned hereby agrees to maintain all of the Software, related documentation, medical protocols and other information and materials supplied by SCS in confidence and shall not disclose any of such information to any third party other than the undersigned's employees, or otherwise use any of such information for any purposes other than as specifically contemplated herein. The undersigned agrees to maintain the same confidentiality procedures concerning such information and materials as it maintains with respect to its own proprietary information.

         5. No Warranty. Neither SCS nor Coram makes any warranty to the undersigned, express or implied, relating to the Software, including without limitation, any implied warranty of merchantability or fitness for a particular purpose or noninfringement. In no event shall SCS or Coram be liable for incidental, indirect, special, punitive, or consequential damages, even if SCS or Coram shall have been advised in advance of a possibility of such damages.

         6. No Assignment. The undersigned may not sublicense or assign any interest in this Agreement, including without limitation, the right to use the Software or related documentation, without the prior written consent of SCS and Coram that may be withheld by SCS or Coram in its sole discretion. Any attempt by the undersigned to assign or transfer his rights under this Agreement without the prior written consent of SCS shall be void.

         7. Indemnification. The undersigned acknowledges and agrees that he/she/it shall indemnify and hold harmless Coram, its parent, subsidiaries, affiliates, officers, directors, employees and agents from and against any and all liability, losses and claims arising out of or related to the undersigned's breach of its obligations under this Agreement.

         8. General. This Agreement constitutes the entire agreement and understanding between the parties and may be amended only in writing, signed by both SCS and the undersigned. This Agreement shall be governed and interpreted according to the laws of the State of California, U.S.A. Any action, controversy or proceeding initiated by the undersigned relating to this Agreement shall be brought in the appropriate state or federal court located in Orange County, California, U.S.A. The undersigned hereby irrevocably consents to the jurisdiction of such court. This Agreement shall be binding upon and shall inure to the benefit of the parties' respective permitted successors and assigns. If any legal action or proceeding is brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         IN WITNESS WHEREOF, the undersigned has executed this Agreement, for the benefit of SCS and Coram, as of the date set forth below.

Provider: ________________________________________

By:_______________________________________________

Printed Name:_____________________________________

Address:__________________________________________

        __________________________________________

Telephone:________________________________________

Dated:____________________________________________

                                    EXHIBIT E

                     SUPPORT STAGED IMPLEMENTATION SCHEDULE

                              IMPLEMENTATION STAGES

  Stage                                    Content
  -----                                    -------
Stage I       Referrals, Admissions, Authorizations, Limited Contract Information

Stage II      Pharmacy, Order Entry, Contracts, Pricing, Reimbursement, Patient Medical
              Record; Forms Tracking.

Stage III     Clinician Scheduling, Venous Access Assessment

The parties acknowledge and agree that as the project progresses planned functionality may shift between planned stages of deployment.

                                    EXHIBIT F

                               CORAM TRAVEL POLICY

POLICY OUTLINE

I.       Purpose and Scope........................................       1
II.      Travel Arrangements......................................       1
              Travel Profiles.....................................       1
              Approval for Travel.................................       2
              Booking.............................................       2
III.     Airline Travel...........................................       2
              Overview............................................       2
              Preferred Airline Carrier...........................       2
              Lowest Logical Airfare..............................       2
              Saturday Night Stays................................       3
              Class of Service....................................       3
              Changes in Flight Arrangements......................       3
              Cancellations/Refunds/Unused Tickets................       3
              Non-Refundable/Penalty Tickets......................       3
              Frequent Flyer Policy...............................       3
              Seating Assignments.................................       3
              Personal Travel.....................................       4
IV.      Lodging..................................................       4
              Reservations........................................       4
              Hotel Selection.....................................       4
              Guaranteed Reservations/No-Show Billing.............       4
              Payment for Hotel Accommodations....................       4
              Hotel Telephone Charges.............................       4
              Other Charges.......................................       4
V.       Transportation...........................................       5
              Rental Cars.........................................       5
              Personal Automobile Usage (Mileage).................       5
              Other Automobile Related Expenses...................       5
              Parking.............................................       5
VI.      Meals and Entertainment..................................       5
              Meals...............................................       5
              Business Meals......................................       6
VII.     Group Travel/Meetings....................................       6
VIII.    Telephone Expenses.......................................       6
IX.      Payment Methods..........................................       6
              Corporate Cards.....................................       6
              Cash Advances.......................................       6
              Corporate Calling Cards.............................       7
X.       Expense Reimbursement Processing.........................       7
              Expense Report Submission...........................       7
              Expense Report Approval.............................       7
              Documentation Requirements..........................       7

XI.      Non-Reimbursable Expenses................................       7
XII.     Phone Numbers/Contacts/General Information...............       8

I. PURPOSE AND SCOPE

         Travel and business expenses are one of Coram Healthcare's largest expenses. For this reason, management has adapted this company-wide Travel Policy to ensure that only necessary and reasonable travel and business expenses are incurred by the Company as provided by the following guidelines.

         This policy is intended to:

                  Provide guidelines and information to assist Coram traveling employees in making travel plans.

                  Define the Company's obligations for reimbursement of travel and business expenses.

                  State the Company's policy on travel and related business expenses.

                  Establish equitable standards for all employees who travel.

         This policy is not intended to define personal accounting for federal tax laws governing the reporting of expenses on an individual's tax return.

         Coram expects all employees who are on Company business to travel comfortably and safely. Expenses incurred should be reasonable and in line within the geographical area involved. The reimbursement of expenses is for valid business purposes AND EACH EMPLOYEE IS REQUIRED TO EXERCISE PRUDENT JUDGMENT TO MINIMIZE TRAVEL EXPENSES TO THE COMPANY.

         Coram will reimburse employees for reasonable and necessary out-of-pocket expenses incurred in the performance of their assigned duties while traveling for the Company and for other non-personal expenditures made for the benefit of the Company. Reimbursement is based on the principle that employees should neither gain nor lose by reason of expense incurred during Company related business.

         Officers and Directors who approve employees travel requests and expense claims will be accountable for determining:

                  All travel requested is necessary to the performance of an employee's duties.

                  Expenses claimed are reasonable, ordinary, necessary, and within the Company's travel policy.

         Coram is not responsible for those expenses that are not in compliance with this Travel Policy. Travelers who do not comply with this Travel Policy are subject to delay or withholding of reimbursement.

         IT IS THE RESPONSIBILITY OF THE DESIGNATED TRAVEL AGENT TO ENFORCE THE CORAM TRAVEL POLICY AND PROVIDE CORAM TRAVELERS WITH UP-TO-DATE INFORMATION ABOUT TRAVEL SERVICES.

II. TRAVEL ARRANGEMENTS

         TRAVEL PROFILES

         All employees expecting to travel one or more times per year must submit a completed Travel Profile Form (Exhibit A) to the designated travel agent to ensure that pertinent details and preferences are adhered to in the reservation process.

         Employees are responsible for informing the designated travel agent of all personal travel information changes, including charge/credit card numbers, frequent flyer numbers, delivery addresses, phone numbers, title, medical restrictions, special meal requirements, and seating preferences.

         APPROVAL FOR TRAVEL

         All company travel requires pre-authorization by the traveling employee's manager by completing a Travel Pre-Authorization Form (Exhibit B). After completion of a trip, the Travel Pre-Authorization Form must accompany its related Expense Report (see Expense Report Completion Instructions (Exhibit C)). Expense reports will not be processed without a properly completed Travel Pre-Authorization Form attached.

         BOOKING

         All travel arrangements involving airfare, lodging, or rental cars must be made through the designated travel agent to ensure that negotiated Coram rates are obtained. It will be helpful to complete a Travel Request Form (Exhibit D) and fax (see page 8 for fax numbers) to the designated travel agent. Any travel that is not booked through the designated travel agent will not be reimbursed.

         Please verify travel arrangements immediately upon receipt for accuracy, errors, or discrepancies and notify the designated travel agent. The sooner you notify the designated travel agent of any discrepancy, the better the options to correct the itinerary and minimize any possible financial costs.

III.AIRLINE TRAVEL

         OVERVIEW

         Coram's Travel Policy objective is to purchase air travel at the lowest expense level consistent with good business practice. This objective can best be accomplished by:

                  Selecting air travel arrangements with the lowest logical airfare.

                  Planning air travel as far in advance as possible, preferably a 14-day advance purchase.

                  Requesting scheduled arrival and departure times allowing for a 90-minute window in each direction for booking (the designated travel agent has been instructed to search for the lowest available air fare within 90 minutes of the requested departure and arrival time). However, employees, whenever possible, should not travel during the business day.

         In order to take advantage of the most economical airfare, employees are not to request a particular airline or specific flight, and whenever possible, do not specify airports if there are two in close (e.g., one hour driving time) proximity.

         PREFERRED AIRLINE CARRIER

         The Company has negotiated special rates with a specific carrier. United Airlines is the preferred airline carrier for Coram. Coram receives a discount with United; therefore, when selecting your final travel arrangements and there is a comparable choice between United and another carrier, United must be the airline selected.

         LOWEST LOGICAL AIRFARE

         In consideration of the many airlines available, the objective of this policy is for the employee to use the airline and routing that will provide the lowest airfare to a destination without detracting from achieving the business purpose of the trip.

         Employees should use the lowest logical airfare using Coram's parameters and sound business judgment. The lowest logical airfare is defined as a fare for a flight that:

                  Departs within a 90-minute window of the requested departure time.

                  Requires no more than one stop or change of planes each way.

                  Adds no more than two hours to the total one-way travel time.

         If the traveler declines the lowest logical airfare, the designated travel agent will require approval from the employee's immediate supervisor.

         Unless an employee losing a substantial amount of their workday traveling, the employee must take the lowest logical fare or it will not be reimbursed.

         SATURDAY NIGHT STAYS

         Although employees are not required to extend their trips over a Saturday night, employees should plan each trip so that, when and if appropriate, airline tickets may be issued showing a Saturday night stay. Airfare savings can be substantial when showing a Saturday night stay. If a documented substantial net savings is realized (including reasonable expenses for hotels, meals, and transportation), Coram will reimburse the employee for the cost of the hotel room, meals, and transportation expenses (subject to policy restrictions/limitations).

         CLASS OF SERVICE

         Coach class service is required for all Coram business trips. First class upgrades may be purchased at the employee's personal expense, or with the employee's own upgrade certificate.

         CHANGES IN FLIGHT ARRANGEMENTS

         Changes in travel arrangements made after the beginning of a trip should be made by contacting the designated travel agent (see page 8 for phone numbers).

         In the event that travel arrangements must be made at the airport, the designated travel agent must be contacted via phone from the airport to make all changes. In most cases, travelers can have their tickets re-validated at the airline ticket counter without incurring additional expense. Employees may not exchange airline tickets for less expensive tickets and use the difference for their own benefit.

         CANCELLATIONS/REFUNDS/UNUSED TICKETS

         Please call the designated travel agent immediately once the trip has been cancelled. The agent will advise if a refund will be submitted or if the ticket can be used for future travel.

         All employees are required to return all unused tickets to the designated travel agent at the Denver corporate office.

         NON-REFUNDABLE/PENALTY TICKETS

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

         Advance purchases of tickets often carry restrictions, which range from imposition of penalties for change to being completely non-refundable. In most cases, such tickets may still be used by following these procedures:

                  Call the designated travel agent to check the availability of the flight you would like to take. If the flight is open, do not make a reservation. Bring your ticket to the gate agent and advise them you would like to stand by for the flight. This procedure results in no additional collection.

                  If the flight is full, call the designated travel agent, change the reservation, and have your tickets re-validated. Consult the designated travel agent for additional instructions.

         FREQUENT FLYER POLICY

         Traveling employees are encouraged to retain frequent flyer program benefits. However, participation in these programs must not influence flight selection that would result in incremental cost to the Company beyond the lowest logical airfare available, as defined in this policy.

         If you are not participating in the frequent flyer program with United Airlines, the designated travel agent can enroll you at their convenience.

         SEATING ASSIGNMENTS

         Seats are assigned on a first-come first-served basis. The designated travel agent will attempt to procure the traveler's first choice for seating. If this is not available, a second choice will be requested. When neither is available "Airport Check-in" will appear on your itinerary. THE COMPANY WILL NOT REIMBURSE FIRST CLASS TICKETS OR UPGRADES.

         PERSONAL TRAVEL

         Employees are encouraged to use the designated travel agent to purchase airline tickets, hotels, and rental cars for personal use. However, employees may not charge personal travel expenses to Coram. Personal reservations will be handled at the discretion of the designated travel agent.

IV. LODGING

         RESERVATIONS

         All hotel reservations must be booked through the designated travel agent to ensure the lowest rates, provide management with accurate reporting, and allow for better-negotiated rates with selected hotels.

         HOTEL SELECTION

         The designated travel agent maintains a listing of hotels for which Coram has specially negotiated corporate rates. This listing is supplemented with the designated travel agents a list of other preferred hotels.

         The designated travel agent representatives will inform travelers of preferred hotels for the specified destinations of travel. Occasionally, a hotel will offer special rates on the day of arrival that is less than the corporate rate and was not available on the day the reservation was booked.

         Employees should always ask if a lower rate is available, and should report such variations to the designated travel agent so that opportunities for renegotiating are identified.

         Travelers are expected to stay in hotels in the moderate category (i.e., Holiday Inn, Courtyard by Marriott, Radisson Inn, Fairfield Inn, Best Western, etc.).

         GUARANTEED RESERVATIONS/NO-SHOW BILLING

         All hotel rooms are guaranteed for late arrival using the employee's credit card. If the traveler does not show, they will be liable for the first night's room and taxes. THESE CHARGES ARE NOT REIMBURSABLE BY CORAM.

         To avoid no-show billing, guaranteed reservations must be canceled. Travelers are responsible for any penalties associated with no show billing, unless the no-show is due to circumstances beyond their control. When canceling a reservation, a record should be kept of the cancellation number or the name of the hotel employee taking the cancellation.

         Generally, there is a twenty-four (24) hour cancellation policy.

         PAYMENT FOR HOTEL ACCOMMODATIONS

         Payment for hotel charges should be made by the employee and reported on the applicable expense report for reimbursement. Under no circumstances shall hotel charges be billed directly to Coram.

         HOTEL TELEPHONE CHARGES

         All business related local or long distance calls included on an employee's hotel bill are reimbursable. Telephone charges should be noted separately from lodging charges on an employee's expense report.

         TO THE EXTENT POSSIBLE, EMPLOYEES SHOULD CHARGE PHONE CALLS WHEN STAYING AT A HOTEL TO A PHONE CARD OR CREDIT CARD TO REDUCE FEES.

         See the Telephone Expenses section of this policy for guidelines on phone charges.

         OTHER CHARGES

         Other charges included on an employee's hotel bill are governed by other sections of this Travel Policy. Under no circumstances should expenses of a purely personal nature be reimbursable, i.e., honor bar, movies, laundry, valet parking, etc.

V. TRANSPORTATION

                  RENTAL CARS

         Car rental should be used when other less expensive transportation is unavailable. Travelers should consider these other possibilities:

                  Facilities may have company-owned vehicles on site;

                  Hotel shuttles are available;

                  Personal automobiles may be used for close-to-home trips;

                  Taxis or limos/car service, on short trips, may be less expensive than a rental car;

                  Travelers should share rental cars whenever possible to reduce costs.

         If a rental car is required, all reservations must be booked through the designated travel agent, who will reserve the car with the company that Coram has contracted a corporate rate.

         PERSONAL AUTOMOBILE USAGE (MILEAGE)

         The use of a personal automobile should be limited to trips where this is the lowest cost alternative. When it is necessary for an employee to use their own automobile for company business, the employee will be reimbursed for usage at the current IRS rate of $0.345 per mile traveled. This does not apply to those individuals with an automobile allowance, where the reimbursable rate is $0.11 per mile traveled. Commuting to and from an employee's normal work location may not be included in reimbursable mileage.

         Specific costs, such as gas and oil, will not be directly reimbursed as they are considered to be included in the per mile reimbursable rate. Employees using their personal automobile for business must carry adequate insurance coverage, as Coram does not insure an employee's automobile.

         To qualify for this reimbursement, the employee must attach to their expense report a Mileage and Auto Expense Log (Exhibit E) detailing the business miles driven each day during the period for which reimbursement is requested.

         OTHER AUTOMOBILE RELATED EXPENSES

         Other automobile-related expenses, which are reimbursable to employees if for Coram business purposes only are:

                  Taxis and limos/car services;

                  Parking fees and toll charges;

                  Refueling charges for company-owned and rental vehicles.

         PARKING

         Necessary parking costs while traveling on company business, including airport parking, are reimbursable. Satellite parking at airports should be used whenever possible.

VI. MEALS AND ENTERTAINMENT

         MEALS

         Coram will reimburse traveling employees for reasonable meal costs up to a $40.00 daily maximum if the trip requires an overnight stay. Employee meal costs for one day trips are reimbursable if the return portion of the trip extends beyond normal working hours. Nothing in excess of actual expenses with a per diem maximum of $40.00 will be reimbursable. Reasonable meal rates are those incurred for meals only, at moderately priced restaurants for the areas visited and must be supported by a receipt.

         Gratuities in excess of 10% are not reimbursable.

         BUSINESS MEALS

         Expenses for business meals, including tax and tip (tip not to exceed 10%) are reimbursable when the meal is used as a setting for the purpose of discussing a business related activity between an employee and guests. Personal or social dinners do not qualify as business meals. Costs for alcoholic beverages are not reimbursable unless such costs are incurred with the business meal.

VII. GROUP TRAVEL/MEETINGS

         Group travel/meetings are defined as ten (10) or more employees traveling to a destination for a common purpose.

         Group travel/meetings must be authorized by an executive officer of the Company. In addition, when you are planning a group meeting, it is imperative that you notify the designated travel agent to ensure that travel agents negotiate special rates for air, lodging, and transportation expenses.

         It would be helpful to complete a Group Travel Reservation Request Form (Exhibit F) and fax to the designated travel agent.

VIII. TELEPHONE EXPENSES

         To the extent possible, employees should charge phone calls when staying at a hotel to a phone card or credit card, and not to their hotel room. Employees who will be traveling frequently may apply for a corporate phone card. See the section of this policy entitled Payment Methods for information on obtaining a corporate calling card.

         In-flight phone calls are discouraged due to their excessive costs.

IX. PAYMENT METHODS

         CORPORATE CARDS

         Corporate American Express cards are the preferred method of payment for business travel.

         Employees who have frequent travel noted in their job descriptions may be eligible for a Corporate American Express Card. Approval from an employee's direct supervisor (director or above) is necessary before an employee can receive an application for the card. All Corporate American Express cards must be processed through Corporate Purchasing.

         Coram is not financially liable for any charges, cash advances, late fees, or other penalties resulting from the use of the American Express Card held by any employee. Each employee is solely liable for the payment of their debts and obligations to American Express. These cards are intended to assist employees in paying for Coram business related travel, eliminate the need for advances, and alleviate the need for charges to be billed directly to Coram.

         CASH ADVANCES

         Cash advances for travel are strongly discouraged, but may be granted on a limited/exception basis. Employees without a Corporate American Express card may obtain travel advances through Accounts Payable on a trip-by-trip basis when approved by their supervisor (not lower than a vice president). The employee receiving the advance must sign a travel advance form to be used as a basis for a payroll deduction in the event that an approved expense report and the residual amount of the advance (if any) are not returned to Accounts Payable within forty-five (45) days from the date of the advance check date.

         Expenses for the trip are to be deducted from the related cash advance by filing an expense report that notes that an advance was made. Any residual funds must be returned to the Treasury department lock box (call the corporate Treasury Department) with the related expense report. Any deficit noted on the expense report will be paid from Accounts Payable in the same manner as a normal expense report.

         CORPORATE CALLING CARDS

         Employees eligible for Corporate American Express cards for travel purposes are also eligible for Corporate Calling Cards. The procedure for obtaining approval is the same as that of obtaining a Corporate American Express Card. If the employee uses a phone card, the itemized statement is required for reimbursement regardless of dollar amount.

X. EXPENSE REIMBURSEMENT PROCESSING

         EXPENSE REPORT SUBMISSION

         To receive reimbursement for travel and business expenses paid, employees must list all business-related expenses on an Expense Report Form (Exhibit C). The Expense Report must be complete and indicate reasons for travel, and branches, facilities, or cities visited. Employees should forward expense reports to corporate Accounts Payable within thirty (30) days of incurring the expenses. Expense reports that are not properly completed may be significantly delayed. If an expense report is not properly approved, it will be returned to the employee's supervisor.

         Expense reports may be submitted as frequently as weekly, but must be filed at least monthly. Monthly expense reports must be submitted by the tenth of the following month. Excessive delays in submitting expense reports may delay processing in Accounts Payable.

         EXPENSE REPORT APPROVAL

         Expense reports are to be approved by an employee's supervisor (not less than a director).

         DOCUMENTATION REQUIREMENTS

         An itemized receipt must support each individual expense greater than or equal to $25.00. Receipts should be taped to a separate 8 1/2" x 11" paper in an organized manner.

XI. NON-REIMBURSABLE EXPENSES

         Employees will not be reimbursed for expenditures of a personal nature incurred while on a business trip. A guideline that represents commonly disallowed expenses (not meant to be an all inclusive listing) is as follows:

                  Luxury rental cars.

                  Luxury hotel accommodations.

                  Traffic citations and parking tickets received while on company business.

                  Airfare, accommodations, meals, and other expenses incurred by other than a Coram employee on approved business travel.

                  Purchases of theater tickets, sporting events, and items of entertainment of a personal nature not necessary to the requirements of the business trip.

                  Gym, spa, and health club fees.

                  Pay-per-view movie channels.

                  Movies, newspapers, books, magazines, haircuts, toiletries, and shoeshines.

                  Theft, loss, or damage to personal items, luggage and briefcases, etc.

                  Medical expenses not covered by insurance.

                  Personal travel insurance.

                  Household expenses while away from home.

                  Laundry expenses (unless the employee has been traveling for five (5) or more consecutive days).

                  Rental car insurance.

         Questions regarding reimbursement should be resolved with your immediate supervisor before the expenses are incurred.

XII. PHONE NUMBERS/CONTACTS/GENERAL INFORMATION

         DESIGNATED TRAVEL AGENT

         American Express One Travel
         1675 Broadway
         Suite #900
         Denver, Colorado  80202
         Toll Free: 877-234-3855
         Local: 303-672-8898
         Fax: 303-672-8895
         Hours of Operations:
         7:30 a.m. to 4:30 p.m. MTN

         CORAM CORPORATE ACCOUNTS PAYABLE

         1675 Broadway
         Suite #900
         Denver, Colorado 80202
         Contact:
         Bill Bowen 303-672-8634

         CORAM CORPORATE TREASURY DEPARTMENT

         1675 Broadway
         Suite #900
         Denver, Colorado 80202
         Contact:
         J.P. Gascon 303-672-8751

                                    EXHIBIT G

                      SCS SPECIFICATIONS AND DOCUMENTATION

System Functionality Summary

The Specialized Clinician(R) consists of modules, each one with expandable features.

PATIENT MANAGEMENT

The central module of The Specialized Clinician records and tracks the patient's medical, demographic and insurance information. The system was designed specifically to manage the individual patient, from both the clinical and business perspective. Utilizing the relational database, the patient information "follows" the functions of the system without the need for re-keying thus minimizing redundant activity and assuring information consistency.

THE PATIENT MANAGEMENT MODULE INCLUDES:

     -   Intake and Admissions

     -   Demographics

     -   Medical History

     -   Episode of Care

     -   Insurance Records/Policies

     -   Electronic Medical Record/Clinical Notes

     -   Global Notes

     -   Admission History

     -   Drug-Drug Interactions (First Databank(TM)interface required)

     -   Medication History

     -   Master Files

     -   Reports/Forms

     -   Staff/Patient Assignment

     -   Event Tracking/Managing

     -   Outcomes Monitoring and Reporting

     -   Delivery Notes/Schedule/Information

     -   Patient Lists by Assigned Caregiver

     -   Management Reports

     -   Multidisciplinary Care Planning/Pathways

     -   Standard Text Block Writer

The following demonstrate some of the features of the Patient Management module.

MASTER FILES

Master Files act as the foundational database for the entire Specialized Clinician system and includes:

     -   Physician/Staff File

     -   Insurance/Organization File

     -   Product Catalog

     -   Therapy Catalog

     -   Diagnosis Catalog

     -   Allergy Catalog

     -   Outcome Catalog

     -   Procedure Codes

     -   Revenue Codes

     -   Billing Templates

DATA FIELD LINKS

The Specialized Clinician utilizes data field links. The system contains links to other data fields. With these links, pre-set templates of information can be used for a wide range of correspondence, patient records, clinical charting, and reporting.

EVENT MANAGER

Event manager (i.e. tickler system) enables tracking of events and managing procedures, retaining information until all sequenced events have occurred. It also can document task completion in the electronic medical record and assists in managing that the proper actions are taken, at the proper time, and in the proper order.

PAYER AND ORGANIZATION FILE

This is a database for each patient's insurance information. Each payer billed is directly linked to the patient on service. Accessing the payer will automatically link to the attached claim forms, transferring the information from each patient record.

MEDICAL HISTORY

Comprehensive clinical component automatically calculates a range of patient data such as body surface area and lean body weight assisting the clinician to effectively manage multiple primary and secondary diagnoses, allergies, venous access and hospitalization history.

ELECTRONIC MEDICAL RECORD (EMR)

The EMR function tracks interventions and creates a permanent, ongoing event tracking record of clinical activity for the patient. The system can selectively or automatically enter data into the record or prompt the clinician to add data/notes.

Clinical Care (Pharmacy/Assessment)

The Specialized Clinician offers numerous clinical capabilities. It automatically calculates a wide range of prescriptions and therapies with multi-discipline integration. Clinical Care module provides clinicians a powerful, infinitely useful tool for insuring total quality care.

THE CLINICAL CARE MODULE INCLUDES:

     -   Multi-Level Care Planning and Tracking

     -   485/487 Forms

     -   Patient Assessment/Nurse Visit Documentation

     -   Visit Tracking

     -   Medication Documentation

     -   On-Line Drug Interactions (First Databank(TM)interface required)

     -   Dosage Range Checks

     -   TPN Compounder Interface

     - Monthly AWP and Drug Interaction Updates (First Databank(TM)interface required)

     -   Multiple-Application Label Printing

     -   Pharmacy Operation Scheduling

     -   Pharmaceutical Calculations

     -   Prescription Maintenance

                  New, Refill, Edit, Review, Discontinue, Void

     -   Prescription Activity Modules

                  TPN Formulation

                           Reverse TPN Creation Capabilities

                           Electrolyte Balancing

                  Large Volume Parenteral

                  IV Medications

                  Variable Concentration Drugs (i.e. Growth hormones)

                  Ambulatory Rx Module (Non-parenteral Meds)

                  Ancillary Only Rx's

                  Pain Management

                  Enteral

     -   Prescription Writer Function

     -   Appropriateness of Dosing Checks/Clinical Review

     -   Clinical Consult Generation

     -   Prescription Templates

     -   Automated Refill/Compounding Scheduler

     -   Allergy Checks

     -   On Screen Charges/Cost Analysis

     -   Report Generation/Documentation

                           Prescription

                           Clinical Reports

                           Prescription Labels

                           Compounding Record

                           Electrolyte Pooling Worksheet (TPN prescriptions)

                           Ancillary Lists

                           Cost/Charge Report

                           Medication Profile

FINANCIAL MANAGEMENT

The system provides pricing structures to manage a multitude of contracts and also functions to help simplify claims generation, submission and billing. Offers management of claims, accounts receivables, cash and revenue. Total integration with patient and clinical data helps provide accuracy in all financial transactions and reporting.

FINANCIAL MANAGEMENT FUNCTIONALITY INCLUDES:

     -   Accounts Receivable

     -   Automatic Calculation of Charges by Patient, Therapy, Payer,
         Institution

     -   Pricing Management

     -   Acquisition Cost Interface

     -   Multiple Billing and Claim Forms

     -   Electronic Claims Submissions

     -   Point of Sale Transmissions (On-Line Adjudication)

     -   Reports and Analysis

     -   Automatic Claim Generation and Submission

     -   Flexible Price Matrix

     -   Supports discounts, per diems, AWP, and capitated Pricing

     -   Customization of billing descriptions

     -   Kitting and procedure codes

     -   On Line, Real Time Accounts Receivable Inquiry

     -   User Definable A/R and Revenue Reporting

     -   Revenue Reports with multiple sorting and revenue/cost analysis

     -   Collection Reports

     -   Billing Reports

     -   A/R Transaction and History Reports

     -   General Ledger reports

     -   Cash Receipts Journal

     -   On Line Cost Analysis

     -   Automatic Tracking of Expiring Insurance Policies and Authorization

     -   One Step Invoice Crediting

     -   Supports Direct Entry of Charges Into Accounts Receivable

     -   Visit Tracking/Calendar-Month Billing

     -   DMERC Forms

     -   Automatic Generation of Secondary/Tertiary/Patient Claims

     -   On Demand Regeneration of Claims for Resubmissions

     -   On Line Follow-Up Note Capability

     -   User Definable A/R Reason Codes

     -   Ability to Generate Therapy/Prescription Specific

CLAIMS GENERATION AND SUBMISSION

A range of functions to provide a contract pricing management system. The integrated price matrix links to patient insurance, carrier, prescription and therapy information and automatically prices the therapy based on the contractual agreement pricing entered into the system. Also bills secondary and tertiary payers and rebills for denials and partial payments.

Electronic Claims Submission performs automated claims generation and on-line adjudication including Point-of-Sale, for on-line verification and billing of medications.

ACCOUNTS RECEIVABLE

The A/R component of the Financial Management module is tailored to the complex requirements of health care providers. Cash applications are managed with multiple transactions and A/R inquire capabilities, with flexible aging categories. Collection letters and patient statements can be printed on demand.

OPERATIONS

The Operations module contains features and functions that help enhance operational efficiencies and include:

     -   Equipment Management

     -   Perpetual Inventory

     -   Reporting

     -   Print Manager

     -   Security

     -   Multi-Area/Multi-Enterprise Capability

     -   Open Database Platform

EQUIPMENT MANAGEMENT

Allows tracking serialized inventory. The equipment's location, maintenance background, history of care, usage and current condition is monitored. This feature assists in enhancing operational efficiency and addresses FDA and other regulatory reporting requirements.

Allows addition of accessory items to serialized equipment at delivery and pickup. System monitors and flags the equipment that requires biomedical or other maintenance.

MULTI-LEVEL SECURITY

Addresses data integrity and maintains patient privacy by utilizing multiple access level codes. Limits staff's accessibility to data and gives system administrator flexibility in maintaining security of operations and business.

INVENTORY

This inventory feature accurately tracks the real-time accounting of all product utilization. Inventory reports allow for the management of the physical inventory.

REPORTING

Provides additional reporting capabilities utilizing Crystal Reports(R) in addition to the standard reports incorporated in the Specialized Clinician system.

PRINT MANAGER

The print queue enables the user to print forms, reports and labels.

MULTI-AREA /MULTI-ENTERPRISE

Ability to report financial data for each separated area/enterprise (i.e. different businesses/branch) but have one centralized patient database.

                         SOFTWARE DEVELOPMENT AGREEMENT

         THIS SOFTWARE DEVELOPMENT AGREEMENT (this "Agreement") is made and entered into effective as of December 19, 2003 (the "Effective Date") by and between Specialized Clinical Services, Inc., a California corporation having a principal place of business at 15615 Alton Parkway, Suite 200, Irvine, California 92618 ("SCS") and Coram, Inc., a Delaware corporation having a principal place of business at 1675 Broadway, Suite 900, Denver, Colorado 80210 ("Licensee").

                                    RECITALS

         A. SCS has developed and markets and sells a family of software modules providing comprehensive software support for pharmaceutical services (the "Base Software"), which has been licensed to Licensee pursuant to a Specialized Clinician(R) System Source Code License and Support Agreement of even date herewith (the "License Agreement").

         B. Licensee desires that SCS create and develop certain enhancements and modifications to the Base Software that Licensee or SCS may determine from time to time pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

1.       DEFINITIONS.

         1.1 "AFFILIATE" shall mean corporations, business entities or contractual partners of Licensee which Control, are Controlled by, or are under common Control with Licensee, where "Control" means direct or indirect ownership of at least fifty percent (50%) of the outstanding economic and voting interests in such corporation, business entity or contractual partner, or such lesser ownership interest that SCS may agree to in writing for specific corporations, business entities or contractual partners.

         1.2      "ALPHA" shall have the meaning set forth on Exhibit A.

         1.3 "BASE SOFTWARE" means the family of software modules referred to in Recital A above.

         1.4      "BETA" shall have the meaning set forth on Exhibit A.

         1.5      "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 7.2.

         1.6 "DELIVERABLES" are those items to be identified on Enhancement Development Schedules to be attached hereto from time to time.

         1.7 "DETAILED DESIGN SPECIFICATION" means the Detailed Design Specification, technical design plan and parameters for the Enhancements to be developed by SCS hereunder as such specifications are jointly agreed to by SCS and Licensee pursuant to Section 2.1 hereof.

         1.8 "ENHANCEMENT" means the software to be developed by SCS pursuant to this Agreement which will be comprised of one or a series of projects, and which will consist of (i) enhancements to the Base Software that will benefit Licensee's business procedures and/or system functionality in accordance with a Detailed Design Specification, (ii) the Enhancement Documentation and (iii) any other necessary supporting materials. Enhancements to be developed pursuant to this Agreement shall be described on an Enhancement Development Schedule specifying the Milestones, costs, Detailed Design Specifications and Deliverables, which shall be attached to and made a part of this Agreement, as may be amended from time to time. Enhancements shall not include improvements, enhancements or upgrades to the Base Software that SCS currently intends to implement or should determine to implement in the future independent of this Agreement.

         1.9 "ENHANCEMENT DEVELOPMENT SCHEDULE" means the Milestones, costs, Detailed Design Specifications, development schedule and required delivery dates for the Deliverables to be set out on the Enhancement Development Schedules to be attached hereto from time to time.

         1.10 "ENHANCEMENT DOCUMENTATION" means the user manual and related documentation for the Enhancement, which may be in written or electronic form.

         1.11     "GOLD MASTER" shall have the meaning set forth on Exhibit A.

         1.12 "JOINT ENHANCEMENT" means an Enhancement, which is developed by SCS for integration into the Base Software and for which the cost of development is shared as provided in Section 4.2 herein.

         1.13 "INTELLECTUAL PROPERTY RIGHTS" or "IPR" shall mean, with respect to any technology, (i) all rights, title and interest in and to any patent, letters patent, industrial model, design patent, petty patent, patent of importation, utility model, certificate of invention and/or other indicia of inventorship and/or invention ownership, and any application for any of the foregoing, and including any such rights granted upon any reissue, division, continuation or continuation in part applications now or hereafter filed, related to any such application; (ii) all right, title and interest in and to all trade secret rights arising under the common law, state law, federal law or laws of any foreign country; (iii) all right, title, interest in and to all trademarks, trade names and service marks; (iv) all copyright rights and all other literary property and/or other rights of authorship; (v) all right, title and interest in and to all know how and show how, in each case, with respect to the subject technology.

         1.14 "LICENSEE ENHANCEMENT" means enhancements or modifications to the Base Software which are developed by SCS at the sole cost and expense of Licensee as provided in Section 4.3, or which are developed by Licensee, or a subcontractor selected by Licensee.

         1.15 "MILESTONE" means significant events designated in an Enhancement Development Schedule in the performance of Services or the development process of Deliverables.

         1.16 "PROGRAM DOCUMENTATION" means specifications and other written descriptions of the Enhancement, where said documentation is intended to enable an experienced, competent programmer to have reasonable facility in understanding, using, updating and modifying such Enhancement.

         1.17 "PROGRAM ERROR" means, with respect to an Enhancement, (i) any failure to conform in any material respect to and perform in accordance with the Detailed Design Specification, (ii) any inability to perform without interruption, loss of data, or erroneous output, or (iii) any failure to conform in any material respect to the description of the Enhancement in the Enhancement Documentation.

         1.18 "SERVICES" means the services set forth in one or more Enhancement Development Schedules.


2.       DEVELOPMENT OF ENHANCEMENTS.

         2.1      IDENTIFICATION AND AGREEMENT TO ENHANCEMENTS.

                  (a) Licensee agrees to engage SCS to provide, and SCS agrees to provide to Licensee, the Services and Deliverables set forth in one or more Enhancement Development Schedules which are mutually agreed upon by SCS and Licensee as set forth in this Section 2. This Agreement sets forth the general terms and conditions applicable to each Enhancement Development Schedule, each of which shall be in writing, and shall be effective only when signed by both parties. References to this Agreement shall include any Enhancement Development Schedules in effect from time to time.

                  (b) Proposed Enhancements to the Base Software will be identified either by Licensee, or jointly by SCS and Licensee. SCS may in its sole discretion, determine whether or not it desires to develop the proposed Enhancement. Upon the identification of any proposed Enhancement for which SCS elects to pursue development, SCS shall evaluate the proposed Enhancement and shall determine whether or not the proposed Enhancement would be appropriate to be included in the Base Software as a Joint Enhancement for the benefit of the other customers of SCS, or if the proposed Enhancement would be of sole benefit to Licensee as a Licensee Enhancement. SCS shall promptly notify Licensee of its determinations. In the event SCS determines that the proposed Enhancement should be included as a Joint Enhancement to the Base Software, such determination shall be included in a mutually agreeable Enhancement Development Schedule. For each proposed Joint Enhancement, SCS shall negotiate a joint cost sharing arrangement with Licensee for the development of the proposed Joint Enhancement, as more specifically provided in Section 4.2 below. In the event the proposed Enhancement will not be included within the Base Software, the proposed Enhancement shall be deemed a Licensee Enhancement, and Licensee shall be responsible for the entire cost of the development of the proposed Enhancement as provided in Section 4.3 below.

                  (c) In the event SCS determines not to proceed with the development of the proposed Enhancement, either or both parties shall be free to independently pursue the development of the Enhancement, and at their sole cost and expense; provided, however, that if SCS determines to independently pursue the development of any proposed Enhancement within two (2) years following the notification by SCS to Coram not to jointly develop the proposed Enhancement, SCS shall give Licensee written notice of its intention to pursue the development of such Enhancement. Licensee shall have fifteen (15) days following the receipt of such notice to notify SCS that it desires the proposed Enhancement to be a Joint Enhancement under the terms and provisions of this Agreement, in which event the proposed Enhancement shall be developed as a Joint Enhancement hereunder. All documented costs and expenses incurred by Licensee in connection with the original proposal of such proposed

Enhancement, as well as documented costs and expenses incurred in connection with subsequent development of the Joint Enhancement shall be considered costs and expenses incurred in connection with the Joint Enhancement for the purposes of Section 4 below. Subject to the foregoing, any such Enhancement independently developed by either party shall not be subject to this Agreement.

                  (d) The principal terms of each Enhancement Development Schedule shall generally include:

                           (i)      a description of the Services to be
performed and reasonably detailed specifications of the expected Deliverables;

                           (ii)     the date for commencement of the Services
and estimated date of completion;

                           (iii)    the total compensation for the Services,
which may be a fixed price, or a price based upon time and materials, or a combination thereof, as mutually determined by the parties;

                           (iv)     a detailed description of the
responsibilities, if any, of Licensee to assist SCS in the performance of the Services, and the estimated amount of Licensee's time that he or she will be expected to devote to such assistance;

                           (v)      a list of services, equipment, and
facilities (if any) required to be obtained from SCS, Licensee or third parties, and the party who is responsible for providing any such services, equipment or facilities;

                           (vi)     an identification of Milestones in the
performance of the Services and in the development of the Deliverables, together with a description of the Deliverables associated with each such Milestone and a deadline for achieving each such Milestone;

                           (vii)    if applicable, a schedule of payments
associated with the achievement of each Milestone that are contingent upon the acceptance by Licensee, pursuant to the terms of Section 3 below, of the Deliverables associated with each such Milestone; and

                           (viii)   if applicable, a description of any special
testing procedures and acceptance criteria for the Deliverables.

         2.2      DETAILED DESIGN SPECIFICATION; OBLIGATIONS OF SCS.

                  (a) Completion of Detailed Design Specification. For Enhancements, which SCS has agreed to develop hereunder, SCS shall, in consultation with Licensee, prepare a proposed Enhancement Development Schedule and proposed Detailed Design Specification which shall include an estimated cost of development. SCS shall submit each proposed Detailed Design Specification to Licensee promptly following its completion, but in any event, no later than the deadline to be set forth on the related Enhancement Development Schedule to be attached hereto.

                  (b) Agreement of Detailed Design Specification. As soon as practicable following the receipt of each proposed Enhancement Development Schedule and proposed Detailed Design Specification, the parties shall consult in good faith in order to finalize the terms and conditions thereof, including the costs of development, and the terms of payment. In the event that, notwithstanding such good faith consultations, the Parties are unable to agree upon the final Enhancement Development Schedule or Detailed Design Specification, the proposed development of the Enhancement shall terminate, and either Party will be free to pursue the development of the proposed Enhancement on its own, as otherwise provided herein.

                  (c) Design Changes. Licensee acknowledges that up until the date when the Beta version of the Enhancement is required to be delivered according to the Enhancement Development Schedule, the parties may from time to time agree in writing to amend the Detailed Design Specification for the Enhancement, pursuant to a written request for such amendment ("Change Request") proposed by either party. In connection with any Licensee Enhancement, SCS shall not withhold consent to a Change Request proposed by Licensee unless SCS, in good faith, determines that the Change Request would impose an unreasonable burden upon its resources. In connection with any Joint Enhancement, neither party shall unreasonably withhold consent to a Change Request proposed by the other party; provided, however, that the determination of the reasonableness of a Change Request shall take into account at least the following factors: (a) the usefulness to Licensee of the subject matter of the Change Request, (b) the usefulness to third-party SCS customers of the subject matter of the Change Request, (c) the time frame for implementing the Change Request, and (d) the cost to the parties. To the extent a change in the Detailed Design Specification constitutes a "Significant Design Change" (as defined below), SCS and Licensee shall mutually agree, in a writing executed on paper by authorized representatives of the parties, upon (a) appropriate adjustments, if any, to be made to the Enhancement Development Schedule and (b) the amount of additional compensation, if any, to be paid in accordance with the provisions of Section 4 below. For the purposes of this Agreement, a "Significant Design Change" means a modification to the Detailed Design Specification for the Enhancement that, by mutual agreement of both SCS and Licensee, causes the Detailed Design Specification to materially differ from the Detailed Design Specification as previously accepted and approved by the Parties, or which would increase in any material respect the amount of time or cost of completing the development of the Enhancement.

                  (d) Development. SCS agrees to use its commercially reasonable best efforts to design and develop the Enhancement and to deliver to Licensee each of the Deliverables in accordance with the mutually agreed upon Enhancement Development Schedule. Time is of the essence to the performance of the obligations of SCS under this Agreement.

                  (e) Employees and Subcontractors. SCS shall obtain and maintain in effect written agreements with each of its employees and subcontractors who participate in any of SCS's work hereunder. Such agreements shall contain terms sufficient for SCS to comply with all provisions of the Agreement and to support all grants and assignments of rights and ownership hereunder. Such agreements also shall impose an obligation of confidence on such employees and subcontractors as set forth in Section 7.1 ("Confidentiality Obligations"). Upon prior written consent of Licensee in each instance which will not be unreasonably withheld, SCS may delegate the performance of services hereunder to one or more third party subcontractors which are reasonably acceptable to Licensee, and which have agreed in writing to be bound by such Confidentiality Obligations. Licensee agrees that Paradigm Technology Solutions, upon its written agreement to such Confidentiality Obligations, is an acceptable third party subcontractor. SCS shall indemnify, defend, and hold harmless Licensee and its Affiliates, officers, directors, employees and agents from and against any and all liability, losses and claims arising out of or related to any breach by SCS's employees or subcontractors of Confidentiality Obligations.

         2.3 SCS TESTING. SCS shall deliver a test plan concurrently with the Alpha version of the Enhancement, which shall be a reasonably detailed description of operation, installation, features, and functionality in such form that a third party could test to determine whether the Product meets the Alpha, Beta, and Gold Master standards set forth herein. Licensee agrees to participate in Alpha testing. Licensee shall have the right to review and accept the test plan as a Deliverable, pursuant to Section 3. Thereafter, prior to delivery, SCS shall test each Deliverable in accordance with the test plan. Licensee shall further test and validate the Enhancement following receipt from SCS.

         2.4 MANNER OF DELIVERY. SCS shall use its commercially reasonable best efforts to make delivery to Licensee of each of the Deliverables in accordance with the Enhancement Development Schedule. The Deliverables shall be clearly labeled, dated with the date of delivery, and shall be accompanied by SCS's invoice, which shall be due and payable as provided in the applicable mutually agreed upon Enhancement Development Schedule. All Deliverables shall include all sufficient documentation such that a reasonably competent programmer could continue the development of the Enhancement, along with all other Program Documentation and supporting materials (e.g., artwork) produced in the development of the Deliverable. Final Deliverables shall include a delivery report which describes the development functions and operation of the Deliverable (including its integration with the Base Software as a whole).

         2.5 SOURCE CODE. Within thirty (30) days of delivery of the Final Deliverables, SCS shall provide to Licensee all source code for the Enhancement, along with all supporting user and technical documentation thereto. The license for the source code for Joint Enhancements shall be subject to the restrictions set forth in the License Agreement.

         2.6 ASSISTANCE PROVIDED BY LICENSEE. SCS shall be responsible for all design and programming for the Enhancement. However, with SCS's consent, Licensee may at its option provide SCS with development design assistance and programming assistance. Such assistance will be credited against the costs payable by Licensee as provided in Section 4.2, at hourly rates and pursuant to terms which are set forth in the applicable Enhancement Development Schedule. The value of the assistance will be treated as a dollar-for-dollar reduction of payments payable by Licensee as they come due.

         2.7 THIRD PARTY MATERIALS. "Third-Party Materials" means any tools, technologies, materials, intellectual property, or libraries created, developed or authored by any person other than SCS or Licensee, other than those provided by Licensee or contained in the Base Software, whether commercially available or licensed by SCS from third-parties. SCS agrees that it shall not, without disclosure in the Detailed Design Specification make use of or incorporate Third-Party Materials in any Deliverable. In the event of the use of any Third-Party Material, SCS shall secure from such third party permission to grant to Licensee a right and license to use and copy such Third-Party Material, on terms and conditions conforming substantially to the rights of Licensee to use and copy the object code Software under the License Agreement. Licensee acknowledges and agrees that no source code shall be provided for any Third Party Materials. SCS shall deliver copies of the license agreements authorizing Licensee's use of such Third-Party Materials along with such Deliverables.

         2.8 REVIEW DURING DEVELOPMENT. On a mutually agreed schedule, but at least on a monthly basis, SCS shall provide to Licensee a written report of the progress of the work to date, any anticipated problems (resolved or unresolved), and any indication of delay in fixed or tentative schedules. Licensee will have the right to review the progress of the development of each Enhancement at SCS's site, or at its approved third party subcontractor's site(s), from time to time and upon reasonable notice.

         2.9 TRAINING. At SCS's designated site, SCS shall provide Licensee personnel with training sufficient to allow Licensee to operate the Enhancement with the Base Software. Such training shall be provided at such locations and pursuant to such terms and conditions as the Parties may agree. Licensee shall reimburse SCS at its applicable hourly or per diem rates for the training provided by SCS, as provided in Section 8 of the License Agreement. Licensee may elect to use any or all of the three weeks of no charge training provided for under Section 8 of the License Agreement for training hereunder, which if so used shall reduce the days of free training provided under the License Agreement.

         2.10 ENHANCEMENTS AND UPDATES. After acceptance of the final Deliverables, if the Joint Enhancement will be offered by SCS as part of the Base Software, SCS shall continue to be obligated to deliver to Licensee any and all changes or additions to the Joint Enhancement that correct Program Errors therein or support new releases of the Base Software without any additional charge immediately upon completion of their development and any and all changes or additions to the Joint Enhancement that add functions to, or improve performance of, the Joint Enhancement immediately upon completion of their development, provided that Licensee is entitled to receive support for the Base Software pursuant to Section 7 of the License Agreement.

         2.11 LEVEL OF SKILL. SCS shall perform the Services in a workmanlike and professional manner, and with a level of skill, diligence, care and expertise commensurate with that of a skilled consultant in the field of software for support of pharmaceutical services, with expertise in implementation of such software and training in such software.

         2.12 STAFFING; ASSIGNMENT OF PERSONNEL. SCS shall, for the performance of the Services, use the individual employees identified in the Enhancement Development Schedule. In the event that specific individuals are not identified therein, SCS shall use such employees having the positions, titles, skills and qualifications as are set forth therein, and SCS shall use reasonable efforts to maintain the continuity of the individual employees assigned to performance of the Services. Licensee shall have the right to interview employees and agents of SCS performing the Services. In the event Licensee in its good faith reasonable judgment believes that any such employee or agent does not possess the requisite skills and qualifications necessary for the performance of the work assigned to such employee or agent, Licensee shall so notify SCS. In such event, SCS agrees to enter into good faith discussions and negotiations with Licensee with respect to the issues raised by Licensee such that the issues are fairly and appropriately dealt with.

         2.13 WORK PERMITS; IMMIGRATION LAW. SCS shall be responsible for securing for itself and its employees work permits, licenses, and any other documents that may be required by any governmental authority for its performance of the Services hereunder. SCS shall also comply with all applicable immigration laws and regulations with respect to employees assigned to perform the Services.

         2.14 SECURITY. SCS acknowledges and agrees that its employees and representatives working on-site at the facilities of Licensee shall be subject to, and shall comply with, Licensee's security procedures and other policies and procedures for workplace conduct, including sign-in and visitor identification procedures.

3.       ACCEPTANCE OF DELIVERABLES.

         3.1 ACCEPTANCE. Unless otherwise specifically provided in the applicable Enhancement Development Schedule, upon receipt of a delivery of a Deliverable, Licensee shall have a thirty (30) day review period within which to test such Deliverable and to notify SCS in writing of its test results (the "Review Period"). If Licensee fails to notify SCS in writing that it does not accept the Deliverable in writing within the Review Period, and its reasons for rejecting the Deliverable, then the Deliverable shall be deemed to be accepted.

         3.2 CORRECTIONS. If Licensee rejects a Deliverable, SCS shall use its commercially reasonable best efforts to make all necessary corrections in such Deliverable and redeliver the revised version to Licensee at no additional charge. Upon redelivery, Licensee shall then have another Review Period to review the Deliverable, which process shall be repeated until the Deliverable is reasonably accepted by Licensee; provided, however, that if the Deliverable is not reasonably accepted by Licensee after three (3) attempted corrections, Licensee may at its option terminate this Agreement pursuant to Section 9.2, or terminate SCS's work under the Enhancement Development Schedule; provided, however, that Licensee shall remain obligated to pay SCS for Deliverables that have been accepted.

         3.3 FINAL DELIVERY. Upon delivery of the Gold Master for the Enhancement, SCS shall deliver to Licensee all materials related to that Enhancement, including, without limitation, the required Enhancement Documentation.


4.       LICENSOR'S COMPENSATION.

         4.1 ENHANCEMENT DEVELOPMENT COSTS. All Enhancements to be developed by SCS hereunder, shall be paid for in such amounts and on such terms as are mutually agreed in the Detailed Design Specification and Enhancement Development Schedule. In the event of any Significant Design Changes, as defined in Section 2.2(c) above, unless otherwise agreed in an amendment to the applicable Detailed Design Specification, any additional costs shall be paid on a time and materials basis, based upon the additional hours of development provided by SCS and reimbursement of costs and expenses incurred by SCS pursuant to Exhibit F of the License Agreement, to the extent incurred in the process of fulfilling the obligations of SCS to Licensee in connection with such development. The standard hourly rates of SCS are as set forth on Exhibit B attached hereto.

         4.2 JOINT ENHANCEMENTS. In the event SCS has determined the Enhancement shall be a Joint Enhancement which will be wholly or partially integrated into the Base Software, the costs of the development of the Enhancement shall be shared by SCS and the Licensee in accordance with the following:

                  (a) Proposed by SCS. For a Joint Enhancement proposed by SCS, the cost shall be divided equally between the parties. SCS shall include in the Enhancement Development Schedule its good faith estimate of the total hours required for development and completion of each Deliverable in the proposed Joint Enhancement.

                  (b) Proposed by Licensee or Jointly. For a Joint Enhancement proposed by Licensee, or jointly proposed by Licensee and SCS, SCS shall include in the Enhancement Development Schedule: (i) its good faith estimate of the total hours required for development and completion of each Deliverable in the proposed Joint Enhancement, and (ii) the percentage of such hours, for each Deliverable of the Joint Enhancement, which will be attributable to features included in the Base Software. SCS shall be solely responsible for 50% of the cost of the portion of the Deliverable attributable to features which shall be included in the Base Software. For example, if a proposed Deliverable requires a total of 5,000 hours for completion, and SCS has reasonably determined that 60% of the hours spent on the Deliverable will be attributable to features included in the Base Software, or 3,000 hours, then SCS shall be solely responsible for the costs related to 50% of 3,000 hours, or 1,500 hours.

Such cost sharing arrangement shall be paid pursuant to the terms to be set forth on the applicable Enhancement Development Schedule. In the event Licensee participates in the development of the Joint Enhancement, Licensee shall be entitled to a credit against payment in such amounts and pursuant to such terms that are set forth in the applicable Enhancement Development Schedule.

         4.3 LICENSEE ENHANCEMENTS. In the event SCS shall determine that no portion of the proposed Enhancement will be included in the Base Software, Licensee shall be solely responsible for all costs and expenses incurred in the development of the proposed Enhancement, as provided in Section 4.1 above.

         4.4 TAXES. Licensee shall be responsible for payment of such federal, state or local sales, use, property, excise, services or other taxes now or hereafter levied in connection with the Services, except that SCS shall be responsible for payment of taxes due on the net income received by SCS hereunder.

         4.5 RECORDS; AUDIT. SCS shall maintain complete and accurate records sufficient to substantiate SCS's charges to Licensee hereunder. SCS shall, upon ten (10) days advance written notice by Licensee, permit reasonable inspection of such records by Licensee or its accountants at the office of SCS during normal working hours; provided that Licensee's accountants or other representatives shall have signed a customary confidentiality agreement. SCS shall maintain such records for a period of one (1) year following the date of final payment by Licensee for the Services under an Enhancement Development Schedule. In the event the audit reveals an overpayment by Licensee, SCS shall promptly reimburse the amount of such overpayment to Licensee.

5.       OWNERSHIP.

         5.1 OWNERSHIP RIGHTS OF SCS. As each is developed, all Deliverables relating to all Joint Enhancements, and all elements thereof, shall be owned exclusively by SCS; provided, however, that any Deliverable which SCS has not determined (as set forth in the Enhancement Development Schedule) to include in the Base Software, or for which SCS has not accepted responsibility for fifty percent (50%) of the costs pursuant to Section 4.2 above, shall be deemed a Licensee Enhancement, and shall be owned as set forth in Section 5.2. SCS shall own all Intellectual Property Rights in all elements of the Deliverables for such Joint Enhancements. SCS shall be and remain the exclusive owner of all right, title and interest in all elements of the Base Software and Intellectual Property Rights contained therein. Without limiting the generality of the foregoing, SCS shall be entitled to sublicense any Joint Enhancement to its licensees as part of the Base Software. If SCS should determine to include any portion of a Joint Enhancement in the Base Software for which Licensee has not received a credit as provided in Section 4.2 above (a "Repurchased Deliverable"), SCS shall promptly notify Licensee, and SCS shall provide a credit or refund to Licensee of fifty percent (50%) of the fees paid by Licensee for such Repurchased Deliverable, as provided in Section 4.2. Upon receipt of such credit or refund, Licensee shall assign to SCS ownership of such Repurchased Deliverable and all elements thereof, provided that Licensee shall retain the licenses in the Repurchased Deliverable granted to Licensee under Sections 2.1 and 2.2 of the License Agreement.

         5.2 OWNERSHIP RIGHTS OF LICENSEE. As each is developed, all Deliverables relating to all Licensee Enhancements, and all elements thereof, shall be owned exclusively by Licensee. SCS automatically assigns to Licensee, upon payment for each such Deliverable, the entire right, title, and interest throughout the world in and to such Deliverable, including all Intellectual Property Rights pertaining thereto; provided, however, that the Intellectual Property Rights of Licensee in any Derivative Work of the Base Software shall be subject to the Intellectual Property Rights of SCS in the Base Software. "Derivative Work," as used herein, means (a) any product, service, new version, sequel, adaptation, design, plot, concept, audiovisual display, materials and documentation, in any medium, format or form whatsoever, that is derived in any manner, directly or indirectly, from a copyrighted work or that utilizes or incorporates a copyrighted work or any part or aspect thereof; and (b) all materials and documentation related to each of the foregoing.

6.       LICENSE GRANTS.

         6.1 GRANT OF LICENSE BY SCS. All Joint Enhancements provided by SCS to Licensee hereunder shall be subject to and governed by the license grants for the Source Code and Object Code set forth in Sections 2.1 and 2.2, respectively, of the License Agreement. Without limiting the generality of the foregoing, Licensee agrees that all source code for the Joint Enhancement shall be subject to the limitations set forth in the License Agreement.

7.       CONFIDENTIAL INFORMATION.

         7.1 PROTECTION OF CONFIDENTIAL INFORMATION. Each party will refrain from using the other party's Confidential Information except as contemplated herein, and from disclosing such Confidential Information to any third party except to employees who participate directly in the performance of the receiving party's obligations hereunder. Each party shall keep strictly confidential and hold in trust all confidential information of the other and take all reasonable precautions to protect the confidential information of the other, including to protect and safeguard the Confidential Information of the other party using at least the same degree of care such party uses to protect its own Confidential Information of like importance, but in no event less than a reasonable degree of care. Each party agrees that all employees and subcontractors to whom Confidential Information is disclosed will have signed a confidentiality agreement in form and substance reasonably acceptable to the disclosing party, copies of which will be provided upon request. Each party shall be responsible for any breach of this provision by any of its officers, directors, employees, representatives or agents. SCS specifically acknowledges that all data relating to patient information, personnel or employee benefits furnished by or collected from Licensee or from the operation of any Enhancement under this Agreement, shall be owned exclusively by Licensee and constitute Confidential Information of Licensee.

         7.2 CONFIDENTIAL INFORMATION DEFINED. For purposes of this Agreement, Confidential Information includes any information and data which is, or should be reasonably understood to be, confidential or proprietary to the disclosing party, which may include, without limitation, proprietary technical, financial, personnel, marketing, pricing, sales and/or commercial information with respect to the products and services of the parties, as well as ideas, concepts, designs, computer programs (including source code and object code) and inventions and all record bearing media containing or disclosing such Confidential Information which are disclosed pursuant to this Agreement. Confidential Information does not include information which the receiving party can prove, by the preponderance of the evidence: (i) becomes part of the public domain through no action of the receiving party; (ii) is acquired by the receiving party from a third party without any breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; (iii) was already known by the receiving party, without restriction, prior to the disclosure thereof to the receiving party by the disclosing party, as demonstrated by files in existence at the time of disclosure; or (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall use all reasonable efforts to provide prompt, written, and sufficient advance notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

         7.3      HIPAA ASSURANCES.

                  (a) Patient Data. Except as expressly permitted under the terms of this Agreement, and subject to this Section 7.3, SCS is entitled to no personally identifiable or aggregate patient or other medical information defined as Protected Health Information ("PHI") in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). In any event, should SCS receive or otherwise be exposed to PHI, SCS shall comply with federal and other applicable laws in effect from time to time relating to the confidentiality and security of PHI. Accordingly, the parties to this Agreement make the following assurances with respect to PHI disclosed or received pursuant to this Agreement:

                                    (i)      Not to use or further disclose the
                                             PHI other than as permitted or
                                             required by this Agreement;

                                    (ii)     Not to use or further disclose the
                                             PHI in a manner that would
                                             otherwise violate the requirements
                                             of HIPAA if it had been done by
                                             Licensee;

                                    (iii)    To use appropriate safeguards as
                                             necessary to prevent use or
                                             disclosure of the PHI other than as
                                             provided for by this Agreement;

                                    (iv)     To report to Licensee any use or
                                             disclosure of PHI not provided for
                                             by this Agreement of which SCS
                                             becomes aware;

                                    (v)      To ensure that any subcontractors
                                             or agents to whom the party
                                             provides PHI received from Licensee
                                             pursuant to this Agreement agree to
                                             the same restrictions and
                                             conditions that apply to said party
                                             with respect to such information,
                                             including without limitation the
                                             restrictions and conditions of this
                                             Section 7.3;

                                    (vi)     To make available PHI in accordance
                                             with the individual's rights, as
                                             required under the HIPAA
                                             regulations;

                                    (vii)    To make its internal practices,
                                             books, and records that relate to
                                             the use and disclosure of PHI,
                                             received from Licensee pursuant to
                                             this Agreement, available to the
                                             Secretary of Health and Human
                                             Services for purposes of
                                             determining Licensee's compliance
                                             with HIPAA;

                                    (viii)   At termination of this Agreement,
                                             to return or destroy all PHI
                                             received from Licensee pursuant to
                                             this Agreement that SCS still
                                             maintains in any form and retain no
                                             copies of such information, or if
                                             return or destruction is not
                                             feasible, SCS shall continue to
                                             extend protections of this Section
                                             to such information, and limit
                                             further use of such PHI to those
                                             purposes that make the return or
                                             destruction infeasible, for so long
                                             as SCS maintains such PHI; and

                                    (ix)     To incorporate any amendments or
                                             corrections to PHI when notified.

                  (b) Termination Rights of Covered Person. If Licensee falls within the definition of a Covered Entity under HIPAA, Licensee shall be entitled to terminate this Agreement immediately if Licensee determines that SCS has violated a material term of this Agreement, including the assurances of this
Section 7.3, and fails to cure such violation within thirty (30) days of written notice thereof.

                  (c) Notice to Individuals. To the extent that Licensee is required to provide notice to individuals, the parties may not use or disclose PHI of such individual in a manner inconsistent with such notices, except as provided for by HIPAA.

                  (d) De-Identified Data. Nothing in this Section 7.3 shall preclude the disclosure of de-identified information provided that the de-identification process conforms to the requirements of 45 C.F.R. Section 164.514(b) and such use or disclosure shall not result in the use or disclosure of PHI.

                  (e) Mitigation Procedures. In the event PHI is disclosed by SCS in violation of this Agreement, SCS shall promptly take (a) corrective action to mitigate, to the maximum extent practicable, any deleterious effect from the use of disclosure of PHI; and (b) any action pertaining to such unauthorized disclosure required by applicable federal and state law.

         7.4 REMEDIES; SURVIVAL. Each party acknowledges that any use or disclosure of the other party's Confidential Information in a manner inconsistent with the provisions of this Agreement may cause irreparable damage to the other party, for which remedies other than injunctive relief may be inadequate, and each party agrees that the other party may request injunctive or other equitable relief seeking to restrain such use or disclosure. The terms and provisions of this Section 7 shall survive any termination of this Agreement for any reason.

8.       LIMITATION OF WARRANTY AND DAMAGES.

         8.1 NO THIRD PARTY SOFTWARE WARRANTY. With respect to any third party software, which may be included in any Enhancement, SCS represents and warrants only that it will be an authorized value added reseller of the third party software. SCS makes no other representation or warranty concerning the third party software, whether expressed or implied. SCS shall assign to Licensee all original manufacturers or developers warranties covering the third party software. Upon expiration of any such warranties, it shall be the responsibility of Licensee to enter into a maintenance agreement directly with the manufacturer, developer or other third party maintenance organizations of Licensee's choice. SCS shall have no duty or obligation with respect to the maintenance of any third party software.

         8.2 WARRANTY FOR ENHANCEMENTS. SCS warrants that the Enhancements will perform in all material respects in conformance with the Program Documentation and the Detailed Design Specification related thereto, and shall conform with all warranties set forth with respect to the Software in Section 12 of the License Agreement. SCS warrants that the Services provided to Licensee hereunder shall be performed in a professional and workmanlike manner.

         8.3 WARRANTY OF AUTHORITY. SCS represents and warrants that it has the right, power and authority to grant the rights and licenses granted in this Agreement and fully perform its obligations hereunder, and that the making and performance of this Agreement by SCS does not and shall not violate any separate agreement, right or obligation existing between SCS and any third party.

         8.4      INTELLECTUAL PROPERTY.

                  (a) Warranty. SCS represents and warrants that to the best of its knowledge, all Enhancements do not and will not infringe or violate any United States trademark, copyright, patent, trade secret or proprietary information rights of any third party.

                  (b) Indemnification. SCS agrees to indemnify, defend and hold harmless Licensee and its Affiliates, officers, directors, agents, and employees from all claims by third parties relating to or arising from the infringement by the Enhancement or the Software of any United States trademark, copyright, patent, trade secret or proprietary information rights of any third party located in the United States; provided, however, that Licensee gives SCS prompt notice of any such claim, tenders the defense (including the right of settlement) of any such claim to SCS and provides SCS with all reasonable cooperation for the defense or settlement of a claim. The failure of Licensee to give SCS prompt written notice shall not limit the obligation of SCS unless SCS shall be prejudiced by such failure. If SCS receives notice of an alleged infringement or if License use of the Enhancement is prevented by permanent injunction, SCS may, in its sole option and expense, (i) procure for Licensee the right to continue the use of the Enhancement, or (ii) provide Licensee with a version of the Enhancement that substantially conforms with the designs specifications relating thereto that is not infringing, or (iii) refund to Licensee all payments made by Licensee to SCS for the Enhancement less reasonable amortized portion of the license fee based upon the time of use by Licensee (excluding support or other non-related fees). In no event shall SCS have any liability for any claim of infringement which is based upon the combination or use of the Enhancement with hardware, software or data not supplied by SCS where the infringement would not be caused by use of the Enhancement alone, modification of the Enhancement by Licensee if such claim would have been avoided by use of the unmodified Enhancement or use of other than the most current release of the Enhancement if claim would have been avoided by use of the most current release. The rights granted to Licensee under this Section 8.4(b) are Licensee's sole and exclusive remedy for any alleged breach of the warranty given in Section 8.4(a), or any representation or warranty of non-infringement, express or implied.

         8.5 LIMITATIONS. EXCEPT AS SET FORTH ABOVE, SCS MAKES NO OTHER WARRANTY EXPRESSED, OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED IN

ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitation shall not apply to obligations of SCS under Section 8.4(b) of this Agreement.

9.       TERM AND TERMINATION.

         9.1 TERM. This Agreement shall commence on the date first shown above and shall continue until three (3) years from the date hereof or unless terminated in accordance with this Section 9, or unless the parties mutually agree to extend the term. The provisions of this Section 9 and Sections 5, 6, 7, 8 and 10 shall survive termination of this Agreement. Upon termination of the License Agreement, Licensee shall immediately deliver to SCS all required Source Code for Joint Enhancements delivered hereunder by SCS to Licensee, including without limitation Program Documentation and source code.

         9.2 TERMINATION FOR CAUSE. Either party shall have the right, at its sole and absolute discretion, to terminate the development of any Enhancement under this Agreement or the entire Agreement in the event that the other party breaches any representation, warranty or covenant of this Agreement and such breach is not cured within thirty (30) days after written notice thereof (the "Cure Period"). If, in the reasonable judgment of the non-defaulting party, any such material breach of this Agreement by the defaulting party cannot be cured by such party during the Cure Period despite the defaulting party's good faith and reasonable business efforts, the Cure Period shall be extended to such period of time as is reasonably necessary to allow the defaulting party to cure such material breach, not to exceed an aggregate of ninety (90) days following the date of the original notice.

         9.3 TERMINATION FOR INSOLVENCY. This Agreement shall terminate automatically, without notice, (a) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings for the dissolution or liquidation of a party (or the conversion of the pending Chapter 11 reorganization proceedings of Licensee into Chapter 7 liquidating proceedings), and such proceeding is not dismissed within sixty (60) days of its being filed;
(b) upon either party making an assignment for the benefit of creditors; or (c) upon either party's dissolution or liquidation. In the event that Licensee is the terminating "party" as described in any of the clauses above, Licensee shall
(i) retain a perpetual, universal license to all rights granted by SCS under
Section 6 of this Agreement and (ii) only be obligated to SCS to pay for Deliverables accepted prior to termination. In the event SCS is the terminating "party" described in any of the clauses above, all licenses and rights granted hereunder shall terminate and Licensee shall remain obligated to pay SCS for all costs and expenses and fees payable prior to the date of termination.

         9.4 TERMINATION BY LICENSEE. Licensee may, at its sole option, terminate any or all work outstanding, or any portion thereof, immediately upon written notice. Upon receipt of notice of such termination, SCS shall inform Licensee of the extent to which performance has been completed through such date, and collect and deliver to Licensee whatever work product and Deliverables then exist in a manner prescribed by Licensee. SCS shall be paid for all work performed through the date of receipt of notice of termination as specified in paragraph 8.6 above.

         9.5 ADDITIONAL REMEDIES. Nothing in this Section 9 shall be construed to limit either party's access to remedies it may have at law or in equity.

10.      MISCELLANEOUS.

         10.1 REMEDIES. Except where otherwise specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity.

         10.2 APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions thereof. To the maximum extent permitted by applicable law, the provisions of the Uniform Computer Information Transactions Act ("UCITA"), as it may have been or hereafter may be in effect in any jurisdiction, shall not apply to this Agreement. Any action, controversy or proceeding relating to this Agreement shall be brought in the appropriate state or federal court located in Orange County, California, and each party hereby irrevocably consents to the jurisdiction of such court.

         10.3 ATTORNEY'S FEES. In the event of any legal proceeding between the parties arising under this Agreement, the successful or prevailing party in any action shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (including reasonable attorneys' fees) incurred in any such proceeding.

         10.4 NOTICES, STATEMENTS AND PAYMENTS. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed; (ii) on the delivery date if transmitted by facsimile to an authorized representative at a facsimile number that has been specifically designated by the receiving party for receipt of notices hereunder, provided the sender receives and retains confirmation of successful transmittal to the recipient; (iii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) upon receipt if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a signed proof of receipt is provided, to the respective parties at the addresses set forth in the first paragraph of this Agreement (or at such other addresses as may be communicated to the notifying party in writing).

         10.5 FURTHER ASSURANCES. Either party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement.

         10.6 CONSTRUCTION. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

         10.7 NO WAIVER. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

         10.8 AMENDMENT. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed on paper by authorized representatives of both parties.

         10.9 ASSIGNMENT. No party may assign or delegate this Agreement or any of its rights or duties under this Agreement, by operation of law or otherwise, without the prior written consent of the other party hereto; provided, however, that upon written notice to SCS, Licensee may assign this
Agreement: (i) to an Affiliate, to a successor in interest, or to a purchaser of all or substantially all of its assets; or (ii) to a third party in the event of a permitted assignment of the License Agreement to such third party, in each case only with the prior written consent of SCS (which will not be unreasonably withheld). Any attempt by either party to assign or transfer this Agreement in violation of this provision is void. Subject to the foregoing, this Agreement will inure to the benefit of, and will be binding upon, the parties and their respective successors and assigns. Notwithstanding the foregoing, no consent of SCS or payment of a license transfer fee shall be required for any assignment of this Agreement contemplated by a Chapter 11 Plan of Reorganization.

         10.10 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the parties with respect to the transactions set forth herein. No party shall be bound by, and each party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other party in any correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing as set forth in
Section 10.7 above.

         10.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document, and may be delivered to the other party by facsimile transmission of the signature pages hereto.

         10.12 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either of the parties.

         10.13 SURVIVAL. Any terms of this Agreement which by their nature extend beyond the term of this Agreement remain in effect until fulfilled.

         10.14 EXCUSE. Neither party shall be liable for, or be considered in breach of or default under this Agreement (except with respect to payment and confidentiality obligations hereunder) on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such party's reasonable control and which such party is unable to overcome by the exercise of reasonable diligence.

         10.15 HEADINGS. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

         10.16 BANKRUPTCY MATTERS. This Agreement is governed by Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"), and that if SCS, as a debtor-in-possession or a trustee in bankruptcy in any case under the Bankruptcy Code rejects this Agreement, Licensee may elect to retain its rights hereunder to the licenses granted by SCS as provided in Section 365(n) of the Banruptcy Code.

         IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized and empowered officers and representatives as of the day and year first above written.

"LICENSEE"                              "SCS"

CORAM, INC.                             SPECIALIZED CLINICAL SERVICES, INC.

By: /s/ Allen J. Marabito               By: /s/ Roger S. Klotz
   ---------------------------------       ----------------------------------
Print Name: Allen J. Marabito           Print Name: Roger S. Klotz
Title: Executive Vice President         Title: President & CEO

                                    EXHIBIT A

                        ENHANCEMENT DEVELOPMENT SCHEDULE

The payments comprising the development fee for the Enhancement shall be payable as negotiated between the parties and may be based on a fixed cost and/or time and materials basis, as the parties may determine.

         The definitions of stages of testing to determine the acceptability of Deliverables shall be as follows:

         "Alpha" means a version of a Enhancement which (i) meets the definition for Alpha set out in the Detailed Design Specification for the Enhancement, (ii) displays the function of all key segments of the Enhancement, although some details may be missing, (iii) may still contain Program Errors and (iv) is usable in the same manner as the intended final version so as to provide the user with the "look and feel" of the completed Enhancement. Alpha versions may consist of an Alpha 1 and an Alpha 2 version.

         "Beta" means a completely functional Enhancement, except for minor exceptions expressly detailed by Licensee in a delivery report, which may contain Program Errors but substantially meets the Detailed Design Specification for the Enhancement and conforms to the description of the Enhancement in the Enhancement Documentation.

         "Gold Master" means a completely functional Enhancement free from Program Errors, which meets the Detailed Design Specification for the Enhancement set out in the Enhancement Development Schedule and conforms to the description of the Enhancement in the Enhancement Documentation.

"LICENSEE"                              "SCS"
CORAM, INC.                             SPECIALIZED CLINICAL SERVICES, INC.

By: ________________________________    By: _________________________________
Print Name: ________________________    Print Name: _________________________
Title: _____________________________    Title: ______________________________

                                    EXHIBIT B

                      SERVICES PROVIDED TO LICENSEE BY SCS

1.       SERVICES: Services will be provided at the following hourly rates:

         Design: $

         Programming: As negotiated between the parties, based primarily on the rates charged by SCS's subcontractors.

         The rates above are current as of January 2003, and are subject to change.

2. TRAVEL: Reasonable costs of travel, pursuant to Exhibit F of the License Agreement, required by or taken at the request of Licensee and approved in writing in advance by Licensee shall be reimbursed by Licensee to SCS.

                                       1